As filed with the Securities and Exchange Commission on December 15, 2010
Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Brigham Exploration Company
For Co-Registrants, See “Table of Co-Registrants.”
(Exact name of registrant as specified in its charter)

Delaware	1311	75-2692967
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number.)	(I.R.S. Employer Identification No.)

6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
(512) 427-3300
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Ben M. Brigham 6300 Bridge Point Parkway Building Two, Suite 500 Austin, Texas 78730 (512) 427-3300 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wesley P. Williams
Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, TX 75201-2533

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting company ☐

If applicable, place an ☑ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate Offering	Registration
Securities to be Registered	Registered	Price per Unit	Price(1)	Fee
8.750% Senior Notes due 2018	$300,000,000	100%	$300,000,000	$21,390
Guarantee of 8.750% Senior Notes due 2018		N/A	N/A	(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n) of the rules and regulations under the Securities Act of 1933, as amended, no separate fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Each of the following subsidiaries and each other subsidiary of Brigham Exploration Company that becomes a guarantor of certain of the securities registered hereby, is hereby deemed to be a registrant.

	Jurisdiction of	I.R.S. Employer
Exact Name as Specified	Incorporation	Identification
in their Charters	or Organization	Number

Brigham Oil & Gas, L.P.	Delaware	75-2429186
Brigham, Inc.	Nevada	75-2354099

The address and telephone number of the principal executive offices of Brigham, Inc. and Brigham Oil & Gas, L.P. is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, (512) 427-3300 and the agent for service at such address is Ben M. Brigham.

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2010

PROSPECTUS

$300,000,000

8.750% Senior Notes due 2018

Offer to Exchange All of Our Outstanding 8.750% Senior Notes
Due 2018 for 8.750% Senior Notes Due 2018, Which
Have Been Registered Under the Securities Act of 1933

The Exchange Offer

We are offering to exchange all of our outstanding unregistered 8.750% senior notes due 2018 for registered 8.750% senior notes due 2018. We refer to the unregistered senior notes as the outstanding notes and the registered senior notes as the exchange notes. We issued the outstanding notes on September 27, 2010. As of the date of this prospectus, the aggregate principal amount of the outstanding notes is $300,000,000. Please consider the following:

•	Our offer to exchange the outstanding notes for the exchange notes expires at 5:00 p.m., New York City time, on , unless we extend the offer. We do not currently intend to extend the exchange offer.

•	You should carefully review the procedures for tendering the outstanding notes beginning on page 29 of this prospectus. If you do not follow these procedures, we may not exchange your outstanding notes for exchange notes.

•	We will not receive any proceeds from the exchange offer.

•	If you do not tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	You may withdraw tendered outstanding notes at any time before the expiration of the exchange offer.

The Exchange Notes

The terms of the exchange notes are substantially identical to the outstanding notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes. The exchange notes will mature on October 1, 2018. We will pay interest on the exchange notes semi-annually in cash in arrears on April 1 and October 1 of each year, starting on April 1, 2011. We may redeem the exchange notes, in whole or in part, on or after October 1, 2014, at the redemption prices described in this prospectus, plus accrued interest. Prior to October 1, 2013, we may redeem up to 35% of the exchange notes with the net cash proceeds of certain equity offerings. Additionally, we may redeem some or all of the notes prior to October 1, 2014 at a price equal to 100% of the principal amount of the notes plus a make-whole premium. With certain exceptions, all of our existing and future domestic restricted subsidiaries will guarantee the exchange notes on a senior unsecured basis.

There is currently no public market for the exchange notes. We do not intend to list the exchange notes on any securities exchange. Therefore, we do not anticipate that an active public market for the exchange notes will develop.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should read the section titled “Risk Factors” beginning on page 11 for a discussion of specific factors that you should consider before participating in this exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is

Page

WHERE YOU CAN FIND MORE INFORMATION	ii
FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	11
USE OF PROCEEDS	28
DESCRIPTION OF THE EXCHANGE OFFER	29
DESCRIPTION OF THE EXCHANGE NOTES	39
DESCRIPTION OF OTHER INDEBTEDNESS	88
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	90
PLAN OF DISTRIBUTION	96
LEGAL MATTERS	96
EXPERTS	96
INCORPORATION OF DOCUMENTS BY REFERENCE	97
EX-5.1
EX-12.1
EX-23.1
EX-23.3
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4

This prospectus incorporates by reference important business and financial information about Brigham Exploration Company that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to Brigham Exploration Company, 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730. The exchange offer is expected to expire on          , 2010 and you must make your exchange decision by the expiration date. To ensure timely delivery you must make your request at least five business days before          , 2010, or the date which is five business days before the expiration date of this exchange offer. See “Where You Can Find More Information” for further information regarding this important business and financial information.

WHERE YOU CAN FIND MORE INFORMATION

While any of the notes are outstanding, we will make available to the holders or prospective purchasers the information required by Rule 144A(d)(4) under the Securities Act of 1933 (the “Securities Act”) during any period we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web page site at www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the SEC’s public reference room.

FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the ongoing economic uncertainty could adversely affect the demand for oil and natural gas and make it difficult, if not impossible, to access financial markets;

•	our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped operated and non-operated acreage positions;

•	our ability to successfully develop our large inventory of undeveloped operated and non-operated acreage primarily held in resource-style areas in the Williston Basin located in North Dakota and Montana;

•	the volatility in commodity prices for oil and natural gas, including continued declines in prices, which would have a negative impact on our operating cash flow and could require us to take additional ceiling test write-downs;

•	the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation);

•	exploration and development risks;

•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•	the ability to replace oil and natural gas reserves;

•	environmental risks;

•	drilling and operating risks;

•	availability of pipeline capacity and other means of transporting crude oil and natural gas production;

ii

•	competition, including competition for acreage in resource-style areas;

•	management’s ability to execute our plans to meet our goals;

•	our ability to retain key members of our senior management and key technical employees;

•	our ability to obtain goods and services, such as drilling rigs, tubulars and fracture stimulation crews, to execute our drilling program;

•	continued uncertainty in the Middle East and other sustained military campaigns or acts of terrorism or sabotage; and

•	other competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations or pricing.

Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our filings with the SEC under the Exchange Act and the Securities Act, including our annual report on Form 10-K for the fiscal year ended December 31, 2009 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It likely does not contain all of the information that is important to you. This prospectus includes specific terms of the exchange notes, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus carefully, including the financial and operating data and related notes, the section entitled “Risk Factors” and the documents that have been incorporated by reference into this prospectus before making an exchange decision. Unless the context otherwise requires, the terms “Brigham,” “we,” “us,” “our,” and similar terms refer to Brigham Exploration Company and its subsidiaries.

Our Company

We are an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. We focus our activities in provinces where we believe these technologies, including horizontal drilling, multi-stage isolated fracture stimulation and 3-D seismic imaging, can be used to effectively maximize our return on invested capital. The majority of our drilling capital expenditures are in the Williston Basin, where we are currently targeting the Bakken, Three Forks and Red River objectives.

Our executive offices are located at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730 and our telephone number is (512) 427-3300. Information contained on our website, www.bexp3d.com, is not part of this prospectus.

Risk Factors

Investing in the exchange notes involves substantial risks. You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 11 of this prospectus and those risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, September 30, 2010 and, to the extent applicable, any subsequently filed reports.

The Exchange Offer

The following is a brief summary of some of the terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Offer” section of this prospectus contains a more detailed description of the terms and conditions of the exchange offer.

The Exchange Offer	We are offering to exchange up to $300 million aggregate principal amount of the outstanding notes for up to $300 million aggregate principal amount of the exchange notes. Outstanding notes may only be exchanged in $1,000 increments.

The terms of the exchange notes are substantially identical in all material respects to those of the outstanding notes, except the exchange notes will not be subject to transfer restrictions and holders of the exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate related to any registration or exchange delay.

Outstanding notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of outstanding notes that are not tendered for exchange is likely to be minimal.

We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Resale of the Exchange Notes	We believe that the exchange notes issued to you pursuant to the exchange offer may be offered for sale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are acquiring the exchange notes in the ordinary course of your business;

• are not participating in, do not intend to participate in and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes; and

• are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act. In addition, if you are a broker-dealer seeking to receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, or any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend the exchange offer.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that we do not accept for exchange for any reason without expense to you promptly after the exchange offer terminates or expires. In the case of outstanding notes tendered by book-entry transfer tinto the exchange agent’s account at The Depository Trust Company, any withdrawn or unaccepted outstanding notes will be credited to the tendering holder’s account at The Depository Trust Company. For further information regarding the withdrawal of tendered outstanding notes, please read “Description of the Exchange Offer — Withdrawal Rights.”

Accrued Interest on the Exchange Notes and the Outstanding Notes	Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered in exchange thereof or, if no interest was paid on the outstanding notes, from the date of issuance of the outstanding notes, which was September 27, 2010. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any interest on the outstanding notes.

Conditions of the Exchange Offer	The exchange offer is subject to customary conditions that may be waived by us; however, the exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date. For additional information, see “Description of the Exchange Offer — Conditions of the Exchange Offer.”

Procedures for Tendering the Outstanding Notes	If you are a holder of outstanding notes who wishes to accept the exchange offer:

• complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “Description of the Exchange Offer — Exchange Agent”; or

• arrange for the Depository Trust Company (“DTC”) to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your outstanding notes in either manner, you will be representing, among other things, that:

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of ours, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act.

See “Description of the Exchange Offer — Exchange Offer Procedures.”

Tenders by Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender your outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and cannot cause the outstanding notes, the letter of transmittal or any other required documents to be transmitted to, and received by, the exchange agent prior to the expiration of the exchange offer, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading “Description of the Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all outstanding notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly following the expiration date. For additional information, see “Description of the Exchange Offer — Terms of the Exchange Offer.”

Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We will pay for all expenses incident to the exchange offer.

Consequences of Failing to Exchange your Outstanding Notes	Any of the outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws.

Registration Rights Agreement	If we fail to complete the exchange offer as required by that certain Registration Rights Agreement dated September 27, 2010 (the “Registration Rights Agreement”), we may be obligated to pay additional interest to holders of outstanding notes. See “Description of the Exchange Offer — Purpose of the Exchange Offer” for more information regarding rights to holders of outstanding notes.

Exchange Agent	Wells Fargo Bank, N.A. (the “Exchange Agent”) is serving as the exchange agent for the exchange offer. The address for the Exchange Agent is listed under “Description of the Exchange Offer — Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Brigham Exploration Company

Securities Offered	$300,000,000 in aggregate principal amount of our 8.750% Senior Notes due 2018.

Maturity Date	October 1, 2018.

Interest Payment Dates	April 1 and October 1, commencing April 1, 2011.

Guarantees	The exchange notes will be guaranteed by all of our current subsidiaries and, with certain exceptions, our future domestic subsidiaries.

Ranking	The exchange notes and the guarantees will be our general unsecured senior obligations. Accordingly, they will:

• rank equally in right of payment with all of our existing and future senior indebtedness;

• rank senior to all of our future subordinated indebtedness; and

• be effectively junior in right of payment to all of our and the guarantors’ existing and future secured indebtedness, including debt under our senior secured credit agreement.

As of September 30, 2010, we and the guarantors had no outstanding senior secured indebtedness and approximately $110 million available under our Senior Credit Facility. Any future borrowings under our Senior Credit Facility will constitute senior secured indebtedness.

Optional Redemption	On and after October 1, 2014, we may redeem the exchange notes, in whole or in part, at the redemption prices set forth under “Description of the Exchange Notes — Optional Redemption.”

At any time prior to October 1, 2013, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the Notes — Optional Redemption,” if at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 180 days of the closing date of such equity offering.

At any time prior to October 1, 2014, we may redeem the exchange notes, in whole or in part, at a “make whole” redemption price set forth under “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If a change of control occurs, we may be required to offer to repurchase the exchange notes at a price of 101% of the principal amount of the exchange notes, plus accrued interest. See “Description of the Exchange Notes — Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our subsidiaries to:

• borrow money;

• pay dividends or make other distributions on stock;

• purchase or redeem stock or subordinated indebtedness;

• make investments;

• create liens;

• enter into transactions with affiliates;

• sell assets; and

• merge with or into other companies or transfer all or substantially all our assets.

These covenants are subject to important exceptions and qualifications. See “Description of the Exchange Notes — Certain Covenants.”

Absence of Established Market for the Notes	We do not intend to list the exchange notes on any securities exchange. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Trustee	Wells Fargo Bank, N.A.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Nine Months Ended
	September 30,		Years Ended December 31,
	2010		2009	2008	2007		2006		2005

Ratio of earnings to fixed charges(1)	2.7	X	N/M	N/M	1.8	X	3.4	X	8.3X

(1)	Fixed charges are the sum of expensed interest, including amortized loan costs and interest related to rental expense, capitalized interest and dividends.

Summary Historical Financial Data

We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2009, 2008 and 2007, and balance sheet data as of December 31, 2009 and 2008 from our audited consolidated financial statements included herein. We derived the statement of operations data and statement of cash flows data for the nine months ended September 30, 2010 and 2009 from our unaudited financial statements. The following selected financial data is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference into this prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)		(In thousands, except per share data)

Statement of Operations Data:
Revenues:
Oil and natural gas sales	$113,157	$45,765	$68,192	$125,108	$120,557
Gain (loss) on derivatives, net	939	3,030	2,064	2,548	(1,664)
Other revenue	17	72	88	132	88

Total revenues	114,113	48,867	70,344	127,788	118,981

Costs and expenses:
Lease operating	12,684	10,651	14,655	12,363	10,704
Production taxes	10,658	3,196	5,098	5,374	2,541
General and administrative	9,052	6,468	9,243	9,557	9,276
Depletion of oil and natural gas properties	38,770	23,901	32,054	53,498	59,079
Impairment of oil and natural gas properties	—	114,781	114,781	237,180	6,505
Depreciation and amortization	856	550	812	629	613
Accretion of discount on asset retirement obligations	312	313	421	361	379
Loss on inventory valuation	—	2,196	2,196	—	—

Total costs and expenses	72,332	162,056	179,260	318,962	89,097

Operating income (loss)	41,781	(113,189)	(108,916)	(191,174)	29,884

Other income (expense):
Interest income	3,056	361	578	191	654
Interest expense, net	(7,893)	(12,899)	(16,431)	(14,495)	(14,622)
Loss on Redemption of Senior Notes	(10,948)	—
Other income (expense)	3,116	482	1,544	530	1,022

Total other income (expense)	(12,669)	(12,056)	(14,309)	(13,774)	(12,946)

Income (loss) before income taxes and cumulative effect of change in accounting principle	29,112	(125,245)	(123,225)	(204,948)	16,938
Income tax benefit (expense):
Current	—	—	—	—	—
Deferred	—	(295)	233	42,701	(6,728)

Net income (loss) available to common shareholders	$29,112	$(125,540)	$(122,992)	$(167,247)	$10,210
Statement of Cash Flows Data:
Net cash provided (used) by:
Operating activities	$93,221	$31,211	$51,750	$69,630	$90,449
Investing activities	(408,241)	(70,592)	(164,620)	(179,866)	(99,093)
Financing activities	400,243	55,216	113,608	136,416	18,207

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
	(Unaudited)
	(In thousands)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$126,004	$55,878	$40,781	$40,043
Short-term investments	189,267	8,852	80,093	—
Oil and natural gas properties, using the full cost method of accounting, net	601,430	309,400	330,733	404,839
Total assets	1,022,531	418,816	498,256	489,056
Long-term debt	300,000	268,908	158,968	303,730
Series A preferred stock, mandatorily redeemable(b)	—	10,101	10,101	10,101
Total stockholders’ equity	574,688	91,860	264,283	121,269

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information set forth or incorporated by reference, in this prospectus before tendering your outstanding notes in the exchange offer. Each of these risk factors could adversely affect our business, operating results and financial condition.

Risks Relating to the Exchange Offer and the Exchange Notes

Holders of outstanding notes who fail to properly tender them may be unable to resell them.

If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions. We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. In addition, if you tender your outstanding notes for the purpose of participation in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be less outstanding notes outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Our level of indebtedness may adversely affect our cash available for operations, which would limit our growth, our ability to make interest and principal payments on our indebtedness as they become due and our flexibility to respond to market changes.

At September 30, 2010, we had $300 million aggregate in outstanding indebtedness, as well as $110 million of borrowing capacity under our Senior Credit Facility. Our level of indebtedness will have several important effects on our operations, including:

•	we will dedicate a portion of our cash flow from operations to the payment of interest on our indebtedness and to the payment of our other current obligations and will not have these cash flows available for other purposes;

•	our debt agreements limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

•	we may be more vulnerable to economic downturns and our ability to withstand sustained declines in oil and natural gas prices may be impaired;

•	since outstanding balances under our Senior Credit Facility are subject to variable interest rates, we are vulnerable to increases in interest rates;

•	our flexibility in planning for or reacting to changes in market conditions may be limited; and

•	it may place us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, oil and natural gas prices and financial, business and other factors will affect our operations and our future performance. Many of these factors are beyond our control and we may not be able to generate sufficient cash flow to pay the interest on our debt. In addition, borrowings and equity financing may not be available to pay or refinance such debt.

The indenture governing the exchange notes and the documents governing our Senior Credit Facility impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

The indenture governing the exchange notes and the documents governing our Senior Credit Facility contain customary restrictions on our activities, including covenants that restrict our and our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends on, redeem or repurchase stock;

•	create liens;

•	make specified types of investments;

•	apply net proceeds from certain asset sales;

•	engage in transactions with our affiliates;

•	engage in sale and leaseback transactions;

•	merge or consolidate;

•	restrict dividends or other payments from subsidiaries;

•	sell equity interests of subsidiaries; and

•	sell, assign, transfer, lease, convey or dispose of assets.

The indenture governing the exchange notes will contain certain incurrence-based covenants that will limit our ability to incur debt and engage in other transactions. One of these covenants incorporates the net present value of our proved reserves calculated based on SEC rules. Our ability to increase our borrowings in 2010 will depend, in part, on prices for oil and natural gas utilized in our year-end 2009 reserve report. Our Senior Credit Facility also requires us to meet a minimum current ratio, a minimum interest coverage ratio, a net leverage ratio and a liquidity requirement. We may not be able to maintain or comply with these ratios, and if we fail to be in compliance with these tests, we will not be able to borrow funds under our Senior Credit Facility, which would make it difficult for us to operate our business.

The restrictions in the indenture governing the exchange notes and the documents governing our Senior Credit Facility may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

The breach of any of these covenants and restrictions could result in a default under the indenture governing the exchange notes or under the documents governing our Senior Credit Facility. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay such indebtedness, lenders having secured obligations, such as the lenders under our Senior Credit Facility, could proceed against the collateral securing the debt. Because the indenture governing the exchange notes and the documents governing our Senior Credit Facility have customary cross-default provisions, if the indebtedness under the exchange notes or under our Senior

Credit Facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.

Availability under our Senior Credit Facility is based on a borrowing base which is subject to redetermination by our lenders. If our borrowing base is reduced, we may be required to repay amounts outstanding under our Senior Credit Facility.

Under the terms of our Senior Credit Facility, our borrowing base is subject to semi-annual redetermination by our lenders based on their valuation of our proved reserves and their internal criteria. In addition to such semi-annual determinations, our lenders may request one additional borrowing base redetermination during any 12-month period. Our borrowing base is also subject to reduction if we monetize certain of our hedging transactions. In the event the amount outstanding under our Senior Credit Facility at any time exceeds the borrowing base at such time, we may be required to repay a portion of our outstanding borrowings over a period no longer than six months. If we do not have sufficient funds on hand for repayment, we may be required to seek a waiver or amendment from our lenders, refinance our Senior Credit Facility, sell assets or sell additional shares of common stock. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. Failure to make the required repayment could result in a default under our Senior Credit Facility, which could adversely affect our business, financial condition and results or operations. Our borrowing base is currently set at $110 million until the next borrowing base redetermination provided for in the Senior Credit Facility, which is scheduled for May 2011. As of September 30, 2010 we had no borrowings drawn on our Senior Credit Facility.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Senior Credit Facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase although the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

We may incur additional indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We may incur substantial additional indebtedness in the future. The indenture that will govern the exchange notes and documents governing our Senior Credit Facility contain restrictions on our ability to incur indebtedness. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances we could incur substantial additional indebtedness in compliance with these restrictions. Moreover, these restrictions do not prevent us from incurring obligations that do not constitute “Indebtedness” or “Debt” under the indenture and the Senior Credit Facility, respectively. If we incur indebtedness above our current debt levels, the related risks that we now face could intensify and we may not be able to meet all our debt obligations. Failure to meet these obligations could result in a default under our debt documents, which could adversely affect our business, financial condition and results of operations.

To service our indebtedness we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. Failure to generate sufficient cash to service our indebtedness could adversely affect our business, financial condition and results of operations.

Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Senior Credit Facility or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

If we are unable to meet our debt service obligations, we may be required to seek a waiver or amendment from our debt holders, refinance such debt obligations or sell assets or additional shares of common stock. We may not be able obtain such financing or complete such transactions on terms acceptable to us, or at all. Failure to meet our debt obligations could result in a default under the agreements governing our indebtedness. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable. If we are unable to repay such indebtedness, lenders having secured obligations, such as the lenders under our Senior Credit Facility, could proceed against the collateral securing the debt. Because the indenture governing the exchange notes and the documents governing our Senior Credit Facility have customary cross-default provisions, if the indebtedness under the exchange notes or under our Senior Credit Facility or any of our other facilities is accelerated, we may be unable to repay or finance the amounts due.

Your right to receive payments on the exchange notes is effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, we and the guarantors are parties to our Senior Credit Facility, which is secured by liens on substantially all of our assets and the assets of the guarantors. The exchange notes will be effectively subordinated to any secured indebtedness incurred under the Senior Credit Facility. In the event of any distribution or payment of our or any guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our or the guarantor’s assets that constitute their collateral. Holders of exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such exchange notes, and potentially with all of our or any guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness.

Upon consummation of this exchange notes offering, up to $110 million of secured indebtedness will be available to be borrowed under the borrowing base under our Senior Credit Facility. In addition, we will be permitted to borrow secured indebtedness in the future under the terms of the indenture. See “Description of the Exchange Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “— Liens.”

The exchange notes will be effectively subordinated to the debt of our future non-guarantor subsidiaries, if any.

The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by all of our existing subsidiaries, as well as certain of our future domestic subsidiaries. However, they will not be guaranteed by any of our future subsidiaries outside the United States unless, subject to certain limited exceptions, these subsidiaries guarantee our other domestic indebtedness. The indenture also provides that the exchange notes may not be guaranteed by certain subsidiaries with minimal net worth. The exchange notes will be effectively subordinated to all debt and other liabilities, including trade payables of any subsidiaries that do not guarantee the exchange notes.

If we are unable to comply with the restrictions and covenants in the agreements governing our exchange notes and other debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds that we have borrowed and would impact our ability to make principal and interest payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facility that is not waived by the required lenders, and the remedies sought by the holders of any such indebtedness, could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our Senior Credit Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our Senior Credit Facility to avoid being in default. If we breach our covenants under our Senior Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of the Exchange Notes.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the exchange notes.

Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, unless all exchange notes have been previously called for redemption. The holders of other debt securities that we may issue in the future, which rank equally in right of payment with the exchange notes, may also have this right. Our failure to purchase tendered exchange notes would constitute an event of default under the indenture governing the exchange notes, which in turn, would constitute a default under our Senior Credit Facility. In addition, the occurrence of a change of control would also constitute an event of default under our Senior Credit Facility. A default under our Senior Credit Facility would result in a default under the indenture if the lenders accelerate the debt under our Senior Credit Facility.

Therefore, it is possible that we may not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes. Moreover, our Senior Credit Facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the exchange notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase exchange notes unless we first repay all indebtedness outstanding under our Senior Credit Facility and any of our other indebtedness that contains similar provisions, or obtain a waiver from the holders of such indebtedness to permit us to repurchase the exchange notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding exchange notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of us.

In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Exchange Notes — Change of Control.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no public market. We do not intend to have the exchange notes listed on a national securities exchange or included on any automated dealer quotation system. Until the exchange offer for the exchange notes offered hereby is completed, these exchange notes will have a different CUSIP number than our outstanding exchange notes. Accordingly, during such time the exchange notes offered hereby will not be fungible with the outstanding notes, which may adversely affect the liquidity of the exchange notes offered hereby and cause the exchange notes offered hereby to trade at different prices than our outstanding notes.

Even if a trading market for the exchange notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the guarantors.

Creditors are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our subsidiary guarantors. Under federal bankruptcy law and comparable provisions of many state fraudulent transfer laws, a guarantee may be voided by a court, or subordinated to the claims of other creditors, if, among other things:

•	the indebtedness evidenced by such guarantee was incurred by a subsidiary guarantor with actual intent to hinder, delay or defraud any present or future creditor of such subsidiary guarantor; or

•	such subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee, and the applicable subsidiary guarantor:

•	was insolvent, or was rendered insolvent by reason of issuing the applicable guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of the applicable subsidiary guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that we or it would incur, indebtedness beyond our or its ability to pay such debts as they matured.

In addition, any payment by such subsidiary guarantor pursuant to any guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by us or the subsidiary guarantors as a result of our issuance of the guarantees. To the extent a subsidiary’s guarantee of the exchange notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the exchange note holders would cease to have any claim in respect of that guarantee and would be creditors solely of ours.

Because all of our significant assets are held by our guarantor subsidiaries, the stake of a guarantee being voided under fraudulent transfer laws is higher. In addition, any future guarantees provided under the indenture governing the exchange notes have a greater risk of being voided. Moreover, the borrower under our Senior Credit Facility is Brigham Oil & Gas, L.P., our primary operating subsidiary and guarantor of the exchange notes. In the event Brigham Oil & Gas, L.P.’s guarantee of the exchange notes is avoided or held unenforceable, the exchange notes would be effectively subordinated to any then outstanding borrowings under our Senior Credit Facility, which would be paid in full prior to amounts due on the exchange notes in the event of any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding with respect to Brigham Oil & Gas, L.P.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

We face risks related to rating agency downgrades.

The exchange notes are rated by rating agencies. If such rating agencies reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under Senior Credit Facility and other future borrowings may increase and the market price of the exchange notes may decrease.

Many of the covenants contained in the indenture will terminate if the exchange notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the exchange notes will terminate if the exchange notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., provided at such time our Senior Credit Facility is unsecured and no default under the indenture has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Exchange Notes — Certain Covenants — Covenant Termination.”

Risks Relating to Our Company and Our Industry

Oil and natural gas prices are volatile and thus could be subject to further reduction, which would adversely affect our results and the price of our common stock.

Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future.

The NYMEX daily settlement price for the prompt month oil contract during 2009 ranged from a high of $81.37 per barrel to a low of $33.98 per barrel. The NYMEX daily settlement price for the prompt month oil contract in 2008 ranged from a high of $145.29 per barrel to a low of $33.87 per barrel.

The NYMEX daily settlement price for the prompt month natural gas contract during 2009 ranged from a high of $6.07 per MMBtu to a low of $2.51 per MMBtu. The NYMEX daily settlement price for the prompt month natural gas contract in 2008 ranged from a high of $13.58 per MMBtu to a low of $5.29 per MMBtu.

The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include demand for oil and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:

•	worldwide and domestic supplies of oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	political conditions and events (including instability or armed conflict) in oil-producing or natural gas producing regions;

•	the level of global and domestic oil and natural gas inventories;

•	the price and level of foreign imports including liquefied natural gas imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline or other takeaway capacity;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes; and

•	the overall worldwide and domestic economic environment.

Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

•	adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil and natural gas that we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow;

•	reduce the carrying value of our oil and natural gas properties; and

•	limit our access to sources of capital, such as equity and long-term debt.

The ongoing economic uncertainty could negatively impact the prices for oil and natural gas, limit access to the credit and equity markets, increase the cost of capital, and may have other negative consequences that we cannot predict.

The ongoing economic uncertainty in the U.S. could create financial challenges if conditions do not improve. Our internally generated cash flow, our Senior Credit Facility and cash on hand historically have not been sufficient to fund all of our expenditures, and we have relied on the capital markets and sales of non-core assets to provide us with additional capital. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise capital. If our cash flow from operations is less than anticipated and our access to capital is restricted, we may be required to reduce our operating and capital budget, which could have a material adverse effect on our results and future operations. Ongoing uncertainty may also reduce the values we are able to realize in asset sales or other transactions we may engage in to raise capital, thus making these transactions more difficult to consummate and less economic. Additionally, demand for oil and natural gas may deteriorate further and result in lower prices for oil and natural gas, which could have a negative impact on our revenues. Lower prices could also adversely affect the collectability of our trade receivables and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations.

Our hedging activities may prevent us from benefiting from price increases and may expose us to other risks.

In an attempt to reduce our sensitivity to energy price volatility and in particular to downward price movements, we enter into hedging arrangements with respect to a portion of expected production, such as the use of derivative contracts that generally result in a range of minimum and maximum price limits or a fixed price over a specified time period. Our current strategy is to hedge up to 65% of our forecasted volumes with collars and puts.

Our hedging activities expose us to the risk of financial loss in certain circumstances. For example, if we do not produce our oil and natural gas reserves at rates equivalent to our derivative position, we would be required to satisfy our obligations under those derivative contracts on potentially unfavorable terms without the ability to offset that risk through sales of comparable quantities of our own production. Additionally, because the terms of our derivative contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation and marketing costs to delivery points, substantial differences between the prices we receive pursuant to our derivative contracts and our actual results could harm our anticipated profit margins and our ability to manage the risk associated with fluctuations in oil and natural gas prices. We also could be financially harmed if the counterparties to our derivative contracts prove unable or unwilling to perform their obligations under such contracts. Additionally, in the past, some of our derivative contracts required us to deliver cash collateral or other assurances of performance to the counterparties if our payment obligations exceeded certain levels. Future collateral requirements are uncertain but will depend on arrangements with our counterparties, highly volatile oil and natural gas prices and future rules and regulations to be promulgated by the Commodities Futures Trading Commission (the “CFTC”) pursuant to the mandate of the United States Congress under the Dodd-Frank Wall Street Reform and Consumer Protection Act. See “— Derivatives regulation included in current financial reform legislation could impede our ability to manage business and financial risks by restricting our use of derivative instruments as hedges against fluctuating commodity prices and interest rates.”

The results of our planned drilling in the Bakken and Three Forks objectives, an emerging play with limited drilling and production history, are subject to more uncertainties than our drilling program in the more established formations and may not meet our expectations for reserves or production.

We have recently begun drilling wells in the Bakken and Three Forks objectives. Part of our drilling strategy to maximize recoveries from the Bakken and Three Forks objectives involves the drilling of horizontal wells using completion techniques that have proven to be successful in other shale formations. Our experience with horizontal drilling of the Bakken and Three Forks objectives to date, as well as the industry’s drilling and production history in the formation, is limited. The ultimate success of these drilling and completion strategies and techniques in this formation will be better evaluated over time as more wells are drilled and longer term production profiles are established. In addition, based on reported decline rates in these formations in other areas and in other shale formations, we estimate the average monthly rates of production should decline by approximately 70% during the first twelve months of production. Actual decline rates may differ significantly. Accordingly, the results of our future drilling in the emerging Bakken and Three Forks objectives are more uncertain than drilling results in the other formations with established reserves and production histories.

Further, access to adequate gathering systems or pipeline takeaway capacity and the availability of drilling rigs and other services may be more challenging in new or emerging plays. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and takeaway capacity or otherwise, and/or oil and natural gas prices remain depressed or decline further, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material writedowns of unevaluated properties and the value of our undeveloped acreage could decline in the future.

The lack of availability or high cost of drilling rigs, fracture stimulation crews, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, fracture stimulation crews, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in North Dakota, Montana, Texas, Southern Louisiana, or Oklahoma, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

The proposed United States federal budgets for fiscal years 2010 and 2011 and other pending legislation contain certain provisions that, if passed as originally submitted, will have an adverse effect on our financial position, results of operations, and cash flows.

In February 2009, the Obama administration released its budget proposals for the fiscal year 2010, which included numerous proposed tax changes. In April 2009, legislation was introduced to further these objectives and in February 2010, the Obama administration released similar budget proposals for the fiscal year 2011. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and gas companies and impose new taxes. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the percentage depletion deduction for oil and gas properties; repeal of the manufacturing tax deduction for oil and gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing leases located on federal lands. Should some or all of these provisions become law our taxes could increase, potentially significantly, after net operating losses are exhausted, which would have a negative impact on our net income and cash flows. This could also reduce our drilling activities. Although these proposals initially were made more than one year ago, none have been voted on or become law. It has been the Obama administration’s stated intention to enact these provisions in 2010. However, no action has been taken on the proposed legislation since it was referred to the Senate Committee on Finance on April 23, 2009. We do not know the ultimate impact these proposed changes may have on our business.

We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.

If we lose the services of our key management personnel, technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of engineers, geologists and geophysicists who have considerable experience in applying advanced horizontal drilling and completion and 3-D seismic imaging technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to assist us in improving the performance and reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management, particularly Ben M. Brigham, our Chief Executive Officer, President and Chairman of the Board. We have an employment agreement with Mr. Brigham, but do not have an employment agreement with any of our other employees.

Lower oil and natural gas prices may cause us to record ceiling limitation writedowns, which would reduce our stockholders’ equity.

We use the full cost method of accounting for our oil and natural gas investments. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of oil and natural gas properties may not exceed a “ceiling limit” that is based upon the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of the cost or fair market value of unproved properties. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation writedown.” The risk that we will experience a ceiling limitation writedown increases when oil and gas prices are depressed or if we have substantial downward revisions in estimated proved reserves. Based on oil and gas prices in effect on March 31, 2009 ($3.63 per MMBtu for Henry Hub gas and $49.65 per barrel for West Texas Intermediate oil, adjusted for differentials), the unamortized cost of our oil and gas properties exceeded the ceiling limit. As such, we recorded a $114.8 million ($71.9 million after tax) impairment to our oil and gas properties at March 31, 2009. Based on oil and gas prices in effect on December 31, 2008 ($5.71 per MMBtu for Henry Hub gas and $44.60 per barrel for West Texas Intermediate oil, adjusted for differentials), the unamortized cost of our oil and gas properties exceeded the ceiling limit. As such, we recorded a $237.2 million ($148.6 million after tax) impairment to our oil and gas properties at December 31, 2008. We may be required to recognize additional pre-tax non-cash impairment charges in the future reporting periods if market prices for oil or natural gas decline.

We may have difficulty financing our planned capital expenditures, which could adversely affect our business.

We make and hope to continue to make substantial capital expenditures in our exploration and development projects. Without additional capital resources, our drilling and other activities may be limited and our business, financial condition and results of operations may suffer. We may not be able to secure additional financing on reasonable terms or at all, and financing may not continue to be available to us under our existing or new financing arrangements. If additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operation.

Certain of our undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage or the leases are extended.

As of September 30, 2010, we had mineral leases on approximately 368,400 net acres in the Williston Basin which we believe are prospective for the Bakken and/or Three Forks. A significant portion of the acreage is not currently held by production. Unless production in paying quantities is established on units containing these leases during their primary terms or we obtain extensions of the leases, these leases will expire. If our leases expire, we will lose our right to develop the related properties.

Our drilling plans for these areas are subject to change based upon various factors, including factors that are beyond our control, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals.

Our exploration, development and drilling efforts and the operation of our wells may not be profitable or achieve our targeted returns.

We require significant amounts of undeveloped leasehold acreage in order to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon our initial investments. Additionally, we cannot guarantee that the leasehold acreage we acquire will be profitably developed, that new wells drilled by us in provinces that we pursue will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. Wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results is dependent upon the current and future market prices for oil and natural gas, costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost. Additionally, we rely to some extent on 3-D seismic data and other advanced technologies in identifying leasehold acreage prospects and in conducting our exploration activities. These technologies we use do not allow us to know conclusively prior to the acquisition of leasehold acreage or the drilling of a well whether oil or natural gas is present or may be produced economically.

In addition, we may not be successful in implementing our business strategy of controlling and reducing our drilling and production costs in order to improve our overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. We cannot predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

Exploratory drilling is a speculative activity that may not result in commercially productive reserves and may require expenditures in excess of budgeted amounts.

Our future rate of growth greatly depends on the success of our exploratory drilling program. Exploratory drilling involves a higher degree of risk that we will not encounter commercially productive oil or natural gas reservoirs than developmental drilling. We may not be successful in our future drilling activities because, even with the use of advanced horizontal drilling and completion techniques, 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity.

Although our oil and natural gas reserve data is independently estimated, these estimates may still prove to be inaccurate.

Our proved reserve estimates are prepared each year by Cawley, Gillespie & Associates, Inc., a registered independent petroleum consulting firm. In conducting its evaluation, the engineers and geologists of Cawley, Gillespie & Associates, Inc. evaluate our properties and independently develop proved reserve estimates. There are numerous uncertainties and risks that are inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development expenditures as many factors are beyond our control. We incorporate many factors and assumptions into our estimates including:

•	expected reservoir characteristics based on geological, geophysical and engineering assessments;

•	future production rates based on historical performance and expected future operating and investment activities;

•	future oil and gas prices and quality and location differentials; and

•	future development and operating costs.

Although we believe the Cawley, Gillespie & Associates, Inc. reserve estimates are reasonable based on the information available to them at the time they prepare their estimates, our actual results could vary materially from these estimated quantities of proved oil and natural gas reserves (in the aggregate and for a particular location), production, revenues, taxes and development and operating expenditures. In addition, these estimates of proved reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and natural gas prices, operating and development costs and other factors.

Finally, recovery of proved undeveloped reserves generally requires significant capital expenditures and successful drilling operations. At December 31, 2009, approximately 63% of our estimated proved reserves were classified as undeveloped. At December 31, 2009, we estimated that it would require additional capital expenditures of approximately $266.7 million to develop our proved undeveloped reserves. Our reserve estimates assume that we can and will make these expenditures and conduct these operations successfully, which may not occur.

We need to replace our reserves at a faster rate than companies whose reserves have longer production periods. Our failure to replace our reserves would result in decreasing reserves and production over time.

In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves and production will decline as reserves are produced.

We may not be able to find, develop or acquire additional reserves to replace our current and future production. Accordingly, our future oil and natural gas reserves and production and therefore our future cash flow and income, are dependent upon our success in economically finding or acquiring new reserves and efficiently developing our existing reserves.

Our reserves in the Gulf Coast have high initial production rates followed by steep declines in production, resulting in a reserve life for wells in this area that is shorter than the industry average. This production volatility has impacted and, in the future, may continue to impact our quarterly and annual production levels.

We generally must locate and develop or acquire new oil and natural gas reserves to replace those being depleted by production. Without successful drilling and exploration or acquisition activities, our reserves and revenues will decline rapidly. We may not be successful in extending the reserve life of our properties generally and our Gulf Coast properties in particular. Our current strategy includes increasing our reserve base through drilling activities in our Rocky Mountains province and in our other core areas, which have historically had longer-lived reserves. Our existing and future exploration and development projects may not result in significant additional reserves and we may not be able to drill productive wells at economically viable costs.

Our future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and our success in finding and producing new reserves. If our revenues were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and our access to capital were limited, we would have a reduced ability to replace our reserves or to maintain production at current levels, potentially resulting in a decrease in production and revenue over time.

We may not drill all of our potential drilling locations and drilling locations that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to potential locations that will require substantial additional evaluation and interpretation. Most of our potential drilling locations have not been attributed proved undeveloped reserves. A decision to drill any specific well on our large inventory of potential well locations may not be made for many years, if at all. If a decision is made to drill, there is no way to conclusively predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas in sufficient quantities to recover our drilling or completion costs or to be economically viable. Our use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil and natural gas will be present or, if present, whether oil and natural gas will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of oil and natural gas and, therefore, we may not achieve a targeted rate of return or have a positive return on investment.

The marketability of our oil and natural gas production depends on services and facilities that we typically do not own or control. The failure or inaccessibility of any such services or facilities could affect market based prices or result in a curtailment of production and revenues.

The marketability of our oil and natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering and transportation systems, pipelines and processing facilities. We generally deliver oil at our leases under short-term contracts. Counterparties to our short-term contracts rely on access to regional transportation systems and pipelines. If transportation systems or pipeline capacity is constrained, we would be required to find alternative transportation modes, which would impact our market based price, or temporarily curtail production. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. If any of the pipelines or other facilities become unavailable, we would be required to find a suitable alternative to transport and process the natural gas, which could increase our costs and reduce the revenues we might obtain from the sale of the natural gas. For example, in 2008, Hurricanes Gustav and Ike disrupted our Gulf Coast operations forcing us to temporarily curtail production and delayed bringing new wells on line. Hurricane Ike forced us to curtail approximately 1.0 MMcfe per day of production during the third quarter 2008. Furthermore, both Hurricanes Gustav and Ike delayed our completion operations on our Southern Louisiana wells reducing third quarter 2008 production by an estimated 1.8 MMcfe per day.

We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.

Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as:

•	fires;

•	natural disasters;

•	formations with abnormal pressures;

•	blowouts, cratering and explosions; and

•	pipeline ruptures and spills.

Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

We may not have enough insurance to cover all of the risks we face, which could result in significant financial exposure.

We maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We may elect not to carry insurance if our management believes that the cost of insurance is excessive relative to the risks presented. If an event occurs that is not covered, or not fully covered, by insurance, it could harm our financial condition, results of operations and cash flows. In addition, we cannot fully insure against pollution and environmental risks.

We cannot control activities on properties we do not operate. Failure to fund capital expenditure requirements may result in reduction or forfeiture of our interests in some of our non-operated projects.

We do not operate some of the properties in which we have an interest and we have limited ability to exercise influence over operations for these properties or their associated costs. As of December 31, 2009, approximately 26% of our oil and natural gas proved reserves were operated by other companies. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted return on capital in drilling or acquisition activities and our targeted production growth rate. The success and timing of drilling, development and exploitation activities on properties operated by others depend on a number of factors that are beyond our control, including the operator’s expertise and financial resources, approval of other participants for drilling wells and utilization of technology.

When we are not the majority owner or operator of a particular oil or natural gas project, we may have no control over the timing or amount of capital expenditures associated with such project. If we are not willing or able to fund our capital expenditures relating to such projects when required by the majority owner or operator, our interests in these projects may be reduced or forfeited.

Our future operating results may fluctuate and significant declines in them would limit our ability to invest in projects.

Our future operating results may fluctuate significantly depending upon a number of factors, including:

•	industry conditions;

•	prices of oil and natural gas;

•	rates of drilling success;

•	capital availability;

•	rates of production from completed wells; and

•	the timing and amount of capital expenditures.

This variability could cause our business, financial condition and results of operations to suffer. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit our ability to invest and participate in economically attractive projects.

We face significant competition and many of our competitors have resources in excess of our available resources.

We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production; and

•	seeking to acquire the equipment and expertise necessary to operate and develop those properties.

Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.

We are subject to various governmental regulations and environmental risks that may cause us to incur substantial costs.

From time to time, in varying degrees, political developments and federal and state laws and regulations affect our operations. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect of these adoptions and interpretations may have on our business or financial condition.

Our business is subject to laws and regulations promulgated by federal, state and local authorities, including but not limited to the United States Congress, the Federal Energy Regulatory Commission, the Environmental Protection Agency (EPA), the Bureau of Land Management, the Texas Railroad Commission, the Texas Commission on Environmental Quality, the Oklahoma Corporation Commission, the Louisiana Department of Natural Resources, the Industrial Commission of North Dakota, the Wyoming Oil and Gas Conservation Commission and the Montana Board of Oil and Gas Conservation relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

Our operations are subject to complex federal, state and local environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990, and the Clean Water Act. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. For example, on June 9, 2009, companion bills entitled the Fracturing Responsibility and Awareness of Chemicals (FRAC) Act of 2009 were introduced in the United States Senate and House of Representatives. These bills would repeal the exemption for hydraulic fracturing from the federal Safe Drinking Water Act, which would have the effect of allowing the EPA to promulgate regulations requiring permits and imposing new restrictions on hydraulic fracturing under the federal Safe Drinking Water Act. This could, in turn, require state regulatory agencies in states with programs delegated under the Safe Drinking Water Act to impose additional requirements on hydraulic fracturing operations. In addition, the bills would require persons using hydraulic fracturing, such as us, to disclose the chemical constituents, but not the proprietary formulas, of their fracturing fluids to a regulatory agency, which would make the information public via the internet, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. If this or similar legislation becomes law, it could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. Compliance or the consequences of any failure to comply by us could have a material adverse effect on our financial condition and results of operations. At this time, it is not possible to estimate the potential impact on our business that may arise if the federal or state legislation is enacted into law. In addition, in March 2010, the EPA announced its intention to conduct a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Thus, even if the pending legislation is not adopted, the EPA study, depending on its results, could spur further initiatives to regulate hydraulic fracturing under the Safe Drinking Water Act.

Derivatives regulation included in current financial reform legislation could impede our ability to manage business and financial risks by restricting our use of derivative instruments as hedges against fluctuating commodity prices.

The United States Congress recently adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act, which contains comprehensive financial reform legislation that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as the Company, that participate in that market. The new legislation was signed into law by the President on July 21, 2010 and requires the CFTC and the SEC to promulgate rules and regulations implementing the new legislation within 360 days from the date of enactment. The CFTC has also proposed regulations to set position limits for certain futures and option contracts in the major energy markets, although it is not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under the new legislation. The financial reform legislation contains significant derivatives regulation, including provisions requiring certain transactions to be cleared on exchanges and containing a requirement to post cash collateral (commonly referred to as “margin”) for such transactions as well as certain clearing and trade-execution requirements in connection with our derivative activities. The Act provides for a potential exception from these clearing and cash collateral requirements for commercial end-users and it includes a number of defined terms that will be used in determining how this exception applies to particular derivative transactions and to the parties to those transactions. However, we do not know the definitions that the CFTC will actually promulgate nor how these definitions will apply to us. The financial reform legislation may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

Depending on the rules and definitions adopted by the CFTC, we could be required to post collateral with our dealer counterparties for our commodities hedging transactions. The new legislation and any new regulations could significantly increase the cost of derivative contracts (including through requirements to post collateral which could adversely affect our available liquidity, thereby reducing our ability to use cash for investment or other corporate purposes, or would require us to increase our level of debt), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the legislation was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is to lower commodity prices. In addition, a requirement for our counterparties to post collateral would likely result in additional costs being passed on to us, thereby decreasing the effectiveness of our hedges and our profitability. Any of these consequences could have a material, adverse effect on us, our financial condition, and our results of operations.

The adoption of climate change legislation by Congress could result in increased operating costs and reduced demand for the oil and natural gas we produce.

In June 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, also known as the Waxman-Markey Bill. The U.S. Senate’s version, The Clean Energy Jobs and American Power Act, or the Boxer-Kerry Bill, has been introduced, but has not passed. Although these bills include several differences that require reconciliation before becoming law, both bills contain the basic feature of establishing a “cap and trade” system for restricting greenhouse gas emissions. Under such system, certain sources of greenhouse gas emissions would be required to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of greenhouse gases. The number of emission allowances issued each year would decline as necessary to meet overall emission reduction goals. As the number of greenhouse gas emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The ultimate outcome of this legislative initiative remains uncertain. In addition to the pending climate legislation, the EPA has issued greenhouse gas monitoring and reporting regulations that went into effect January 1, 2010, and require reporting by regulated facilities by March 2011 and annually thereafter. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The EPA has proposed regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities, and may issue final rules as early as 2011. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs could require us to incur increased operating costs, and could have an adverse effect on demand for the oil and natural gas we produce, depending on the applicability to company operations and the refining, processing, and use of oil and gas.

Certain anti-takeover provisions may adversely affect your rights as a noteholder.

Our certificate of incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. In addition, the documents governing our Senior Credit Facility and our indenture governing our exchange notes contain terms restricting our ability to enter into change of control transactions, including requirements to redeem or repay upon a change in control the amounts borrowed under our Senior Credit Facility and our exchange notes. These provisions, alone or in combination with the other matters described in the preceding paragraph, may discourage transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

USE OF PROCEEDS

We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. Outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

DESCRIPTION OF THE EXCHANGE OFFER

This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this section may not contain all of the information that is important to you. You should carefully read this entire document, the documents incorporated by reference into this prospectus and the other documents referred to herein for a more complete understanding of the exchange offer.

Purpose of the Exchange Offer

We sold the outstanding notes to Banc of America Securities LLC and Credit Suisse Securities (USA) LLC or the “initial purchasers”, on September 27, 2010. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we and the subsidiary guarantors and the initial purchasers entered into a Registration Rights Agreement. The Registration Rights Agreement requires us to, among other things, at our cost to:

•	within 210 days after September 27, 2010 (the “Issue Date”) file a registration statement with the SEC with respect to our offer to exchange the outstanding notes for the exchange notes; and

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 360 days after the Issue Date.

The exchange notes will have terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions and with respect to the payment of additional interest under circumstances relating to breaches of the Registration Rights Agreement by us and the subsidiary guarantors). We are effecting the exchange offer to comply with the Registration Rights Agreement.

Because the exchange offer is for any and all outstanding notes, the number of outstanding notes tendered and exchanged in the exchange offer will reduce the principal amount of outstanding notes outstanding. Following the completion of the exchange offer, holders of the outstanding notes who did not tender their outstanding notes generally will not have any further registration rights under the Registration Rights Agreement, and such outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected. The outstanding notes are currently eligible for sale pursuant to Rule 144A through the PORTAL Market. Because we anticipate that most holders of outstanding notes will elect to exchange them for exchange notes, we anticipate that the liquidity of the market for any outstanding notes remaining after the completion of the exchange offer may be substantially limited. The term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Based on an interpretation of the Securities Act by the staff of the SEC in several no-action letters issued to third parties unrelated to us, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such notes without complying with the registration and prospectus delivery requirements of the federal securities laws, if:

•	you, or the person or entity receiving such exchange notes, is acquiring such notes in the ordinary course of business;

•	neither you nor any such person or entity is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•	neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•	neither you nor any such person or entity is an “affiliate” of us or the guarantors, as such term is defined under Rule 405 under the Securities Act; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

To participate in the exchange offer, you must represent as the holder of outstanding notes that each of these statements is true. If you are participating in or intend to participate in, a distribution of the exchange notes, or have any agreement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the Securities Act by the staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Any holder of outstanding notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities may not rely on this interpretation by the SEC. Such broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act and must therefore acknowledge, by signing the letter of transmittal, that they will deliver a prospectus meeting the requirements of the Securities Act in connection with resale of the exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. As described above, under the Registration Rights Agreement, we have agreed to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes. See “Plan of Distribution.”

We further agreed to file with the SEC a shelf registration statement to register for public resale of outstanding notes held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	the exchange offer is not for any reason completed by the 400th day following the date of issuance of the notes;

•	any initial purchaser notifies us following the consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for the exchange notes; or

•	certain holders are prohibited by applicable law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer without delivering a prospectus.

We will pay additional cash interest on the outstanding notes, subject to certain exceptions:

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 210th day after September 27, 2010;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 360th day after September 27, 2010;

•	if we fail to file the shelf registration statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises;

•	if obligated to file a shelf registration statement, the shelf registration statement is not declared effective on or prior to the later of the 90th day after the Shelf Filing Date and the 360th day after the September 27, 2010; or

•	after the exchange offer registration statement or the shelf registration statement, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding bullets, a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be .25% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional .25% per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per year. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes. We will not be required to pay additional interest for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

If we effect the exchange offer, we will be entitled to close it 30 days after the commencement thereof provided that we have accepted all outstanding notes theretofore validly tendered in accordance with the terms of the exchange offer.

Except as set forth above, after consummation of the exchange offer, holders of outstanding notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “— Consequences of Failure to Exchange.”

Terms of the Exchange Offer

This prospectus, together with the letter of transmittal, is first being sent on or about , 2010, to all holders of outstanding notes known to us. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on , 2010. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreement.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture.

Holders of outstanding notes do not have any appraisal or dissenter’s rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act.

We shall be deemed to have accepted validly tendered outstanding notes when and if we have given written notice to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, the certificates for any such unaccepted outstanding notes wills be returned, without expense, to the tendering holder thereof promptly after the expiration of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commission or fees, or subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2010, which is the expiration date, unless we extend it. To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable judgment, (a) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions of the Exchange Offer” shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (b) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during this five to ten business-day period.

Exchange Offer Procedures

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

To tender outstanding notes effectively, the exchange agent must receive all the documents prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. The exchange agent must receive confirmation of book-entry transfer prior to the expiration date.

By executing the letter of transmittal you will make to us the representations set forth under the heading “— Purpose of the Exchange Offer.”

All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute an agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal, including an agreement to deliver good and marketable title to all tendered outstanding notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and at your sole risk. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.

If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you desire to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered outstanding notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged outstanding notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged outstanding notes to an account maintained with DTC.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Guarantee of Signatures

Holders must obtain a guarantee of all signatures on a letter of transmittal or a notice of withdrawal unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible guarantor institution.”

An “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, includes banks; brokers and dealers; credit unions; national securities exchanges; registered securities associations; clearing agencies; and savings associations.

Signature on the Letter of Transmittal; Bond Powers and Endorsements

If a person other than the registered holder of the outstanding notes signs the letter of transmittal, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”

If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.

Book Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, DTC, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered outstanding notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the DTC participant tendering outstanding notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the DTC participant tendering outstanding notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Determination of Valid Tenders; Our Rights Under the Exchange Offer

We will determine all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered outstanding notes in our sole discretion, and our determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our reasonable judgment to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular outstanding note, whether or not similar defects or irregularities are waived in the case of other outstanding notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.

Although we intend to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. The exchange agent will return to the tendering holder, after the expiration of the exchange offer, any outstanding notes that are not properly tendered and as to which the defects have not been cured or waived.

Guaranteed Delivery Procedures

If you desire to tender outstanding notes pursuant to the exchange offer and (a) certificates representing such outstanding notes are not immediately available, (b) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (c) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender your outstanding notes with the effect that your tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	you must effect your tender through an “eligible guarantor institution”, which is defined above under the heading “— Guarantee of Signatures”;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us with the letter of transmittal, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•	the certificates for the tendered outstanding notes, in proper form for transfer (or a book-entry confirmation of the transfer of such outstanding notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three NASDAQ National Market trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw tendered outstanding notes at any time before 5:00 p.m., New York City time, on          , 2010. For a withdrawal of tendered outstanding notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer. For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of such outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the registered holder.

You may not rescind a proper withdrawal of outstanding notes. Any outstanding notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn outstanding notes without cost to the holder promptly after withdrawal of the outstanding notes. Holders may retender properly withdrawn outstanding notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “— Exchange Offer Procedures.”

Conditions of the Exchange Offer

Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the expiration date of the exchange offer, if we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

These conditions are for the sole benefit of us and the subsidiary guarantors. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us, in our reasonable judgment, before the expiration date of the exchange offer. Our failure to exercise any of these rights at any time will not be deemed a waiver of these rights, and each of these rights shall be deemed an ongoing right which we may assert at any time and from time to time.

In addition, we will accept for exchange any outstanding notes tendered, but no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use our best efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.

Exchange Agent

Wells Fargo, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered and Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A. Corporate Trust Services 625 Marquette Avenue MAC N9311-110 Minneapolis, MN 55479	WELLS FARGO BANK, N.A. Corporate Trust Services 625 Marquette Avenue MAC N9311-110 Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile (for Eligible Institutions Only):
WELLS FARGO BANK, N.A. Corporate Trust Services 625 Marquette Avenue MAC N9311-110 Minneapolis, MN 55479	(612) 667-9825
For Information or Confirmation by Telephone (612) 316-4305

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will bear the expenses of the exchange offer. We are mailing the principal solicitation. However, our and our affiliates’ officers and regular employees may make additional solicitation by telegraph, telephone, facsimile or in person.

We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the trustee, accounting and legal fees, and printing and distribution costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes. Accordingly, we will recognize no gain or loss for accounting purposes. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Consequences of Failure to Exchange

As a result of making this exchange offer, we will have fulfilled one of our obligations under the Registration Rights Agreement, and holders who do not tender their outstanding notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of outstanding notes that does not exchange those notes for exchange notes will continue to hold the untendered outstanding notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be offered, resold, pledged or otherwise transferred only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to an effective registration statement under the Securities Act;

•	inside the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A;

•	outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act; or

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary. You should carefully consider whether to accept the exchange offer. You should consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE EXCHANGE NOTES

The outstanding notes were issued under the Indenture dated September 27, 2010 among us, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of September 27, 2010 (the “Indenture”) in a private transaction that is not subject to the registration requirements of the Securities Act. Upon the issuance of the exchange notes, the Indenture will be subject to and governed by the provisions of Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the exchange notes.

Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Brigham Exploration Company and not to any of its subsidiaries. Unless the context requires otherwise, for all purposes of the Indenture and this “Description of Exchange Notes”, references to the “Notes” shall mean the exchange notes.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	will be general unsecured senior obligations of the Company;

•	will rank equally as to payment with all existing and future senior Indebtedness of the Company;

•	will rank senior in right of payment to any future subordinated Indebtedness of the Company; and

•	will be fully and unconditionally guaranteed by the Guarantors on a senior basis.

The Guarantees

Each guarantee of the Notes:

•	will be a general unsecured senior obligation of the Guarantor;

•	will rank equally with all existing and future senior Indebtedness of the Guarantor; and

•	will rank senior in right of payment to any future subordinated Indebtedness of the Guarantor.

The Notes will be effectively junior in right of payment to all of the Company’s and the Guarantors’ future secured indebtedness, including debt under the Senior Credit Agreement, to the extent of the value of the assets securing such indebtedness. The assets of any Subsidiary of the Company that in the future does not guarantee the Notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company or a Guarantor. The Indenture permits the Company and the Guarantors to incur additional secured Indebtedness.

Principal, Maturity and Interest

The Notes will mature on October 1, 2018, will be limited in initial aggregate principal amount to $300 million and will be unsecured senior obligations of the Company. The Indenture provides for the issuance of up to an unlimited amount of additional Notes (the “Additional Notes”) having substantially identical terms and conditions to the Notes offered hereby (in all respects other than at the option of the Company as to the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes), subject to compliance with the covenants contained in the Indenture. Such Additional Notes shall be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes. For purposes of this “Description of the Exchange Notes,” reference to the Notes includes Additional Notes unless otherwise indicated. There can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

Interest on the Notes will accrue at the rate of 8.750% per annum and will be payable semiannually in cash on each April 1 and October 1, commencing April 1, 2011, to the Holders of record on the immediately preceding March 15 and September 15, as the case may be. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

In connection with the offering of the Notes, the Company, the Guarantors and the Initial Purchasers of the Notes entered into a Registration Rights Agreement providing for certain registration obligations with respect to the Notes. The Company will pay additional interest to Holders of the Notes if certain conditions contained in the Registration Rights Agreement are not satisfied. Any additional interest due will be paid on the same dates as interest on the Notes. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

The principal of and premium, if any, and interest on the Notes will be payable and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at 45 Broadway, 14th Floor, New York, New York 10006) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 or whole multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Notes and any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Notes will not be entitled to the benefit of any sinking fund.

Guarantees

Each of the Company’s existing direct and indirect domestic Restricted Subsidiaries will be a Guarantor. The payment of the principal of, premium, if any and interest on the Notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on a senior unsecured basis (the “Guarantees”) by the Guarantors. In addition, if (a) any Person becomes a direct or indirect domestic Restricted Subsidiary, (b) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or (c) any other Restricted Subsidiary of the Company becomes a guarantor or obligor in respect of any Indebtedness of the Company or any of the direct or indirect domestic Restricted Subsidiaries, the Company shall cause each such Restricted Subsidiary to enter into a supplemental indenture pursuant to which such Restricted Subsidiary shall agree to guarantee the Company’s obligations under the Notes jointly and severally with any other Guarantors, fully and unconditionally, on a senior unsecured basis. See “— Certain Covenants — Issuances of Guarantees by Restricted Subsidiaries.” Non-Guarantor Restricted Subsidiaries and Foreign Subsidiaries will not be required to issue a Guarantee under certain circumstances as described under “Certain Covenants — Issuances of Guarantees by Restricted Subsidiaries.” As of the date of this prospectus, the Company has no Foreign Subsidiaries and no Non- Guarantor Restricted Subsidiaries.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the guarantors.” Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

The Guarantee of a Guarantor will be released automatically:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the covenants described below under “— Certain Covenants — Asset Sales” and “— Certain Covenants — Transactions with Affiliates;”

(2) in connection with any sale of all of the Capital Stock of a Guarantor to one or more Persons that are not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor complies with the covenants described below under “— Certain Covenants — Asset Sales” and “— Certain Covenants — Transactions with Affiliates;”

(3) if the Company properly designates such Guarantor as a Non-Guarantor Restricted Subsidiary and such Restricted Subsidiary is not required to issue a Guarantee of the Notes pursuant to the covenant described under “— Certain Covenants — Issuances of Guarantees by Restricted Subsidiaries;”

(4) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(5) if a Guarantor under any Credit Facility is released from its guarantee issued pursuant to the terms of any Credit Facility of the Company or any direct or indirect Restricted Subsidiary, and such Guarantor is not an obligor under any Indebtedness other than the Notes; or

(6) if the Notes are discharged in accordance with the procedures described below under “— Defeasance or Covenant Defeasance of Indenture” or “Satisfaction and Discharge;”

provided that any such release and discharge pursuant to clauses (1), (2), (3), (4), (5) and (6) above shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate at such time.

Optional Redemption

On or after October 1, 2014, the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or whole multiples of $1,000 in excess thereof at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, thereon, to the applicable redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date), if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Optional
Redemption
Year	Price

2014	104.3750%
2015	102.1875%
2016 and thereafter	100.0000%

In addition, at any time and from time to time prior to October 1, 2013, the Company may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture) at a redemption price equal to 108.750% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the aggregate principal amount of Notes (including the principal amount of any Additional Notes issued under the Indenture) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must complete such redemption no later than 180 days after the closing of the related Equity Offering. Notice of any redemption pursuant to this paragraph may be given prior to the completion of the applicable Equity Offering, and any such redemption or notice may at the Company’s discretion be subject to one or more conditions precedent, including but not limited to completion of such Equity Offering. If any such conditions do not occur, the Company will provide prompt written notice to the Trustee rescinding such redemption, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice, the Trustee will promptly send a copy of such notice to the holders of the Notes to be redeemed in the same manner in which the notice of redemption was given.

The Notes may also be redeemed, in whole or in part, at any time or from time to time prior to October 1, 2014 at the option of the Company at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at October 1, 2014 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through October 1, 2014, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the period from the redemption date to October 1, 2014; provided, however, that if the period from the redemption date to October 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities that have a constant maturity closest to and greater than the period from the redemption date to October 1, 2014 and the United States Treasury securities that have a constant maturity closest to and less than the period from the redemption date to October 1, 2014 for which such yields are given, except that if the period from the redemption date to October 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in amounts of $1,000 or whole multiples of $1,000 in excess thereof (subject to the procedures of DTC or any other depositary). Redemption pursuant to the provisions relating to a Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require that the Company purchase all or any part (in amounts of $1,000 or whole multiples of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

Within 30 days after any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred or will occur and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control;

•	the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

•	that any Note not tendered will continue to accrue interest;

•	that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

Any Change of Control Offer that is made prior to the occurrence of a Change of Control may at the Company’s discretion be subject to one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under “— Events of Default.”

The Senior Credit Agreement provides that certain change-of-control events with respect to the Company would constitute a default thereunder, which would obligate the Company to repay amounts outstanding under such indebtedness upon an acceleration of the Indebtedness issued thereunder. A default under the Senior Credit Agreement would result in a default under the Indenture if the lenders accelerate the debt under the Senior Credit Agreement. Any future credit agreements or agreements relating to other indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the lenders under those agreements to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would result in an Event of Default under the Indenture if the lenders under the Senior Credit Agreement accelerate Indebtedness under the Senior Credit Agreement in an aggregate principal amount in excess of $25 million. See “Risk Factors — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of Change of Control has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase. In addition, Holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The existence of a holder’s right to require the Company to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture do not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

The Company will not be required to make a Change of Control Offer (1) upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) if notice of redemption for 100% of the aggregate principal amount of the outstanding Notes has been given pursuant to the Indenture as described under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of the Notes redeemed plus accrued and unpaid interest, if any, thereon to the date of redemption, subject to the right of the holders of record on relevant record dates to receive interest due on an interest payment date.

Certain Covenants

Covenant Termination

If at any time (a) the rating assigned to the Notes by both S&P and Moody’s is at least an Investment Grade Rating, (b) the obligations under the Senior Credit Agreement cease to be secured and (c) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described below under “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” “— Restricted Payments,” “— Transactions with Affiliates,” “— Asset Sales,” “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” and “— Lines of Business.” In addition, the Company will no longer be subject to the conditions in clauses (1) and (3) described below under ‘‘— Sale Leaseback Transactions” and the financial test set forth in clause (3) of the provisions of the Indenture described below under “— Consolidation, Merger and Sale of Assets.”

The Indenture contains covenants including, among others, the following:

Incurrence of Indebtedness and Issuance of Disqualified Stock

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Debt and the issuance of Disqualified Stock or the issuance of Preferred Stock by a Restricted Subsidiary), unless such Indebtedness is incurred by the Company or any Guarantor and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is equal to or greater than 2.25 to 1.0.

(b) Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Debt”):

(1) Indebtedness of the Company or any Guarantors (whether as borrowers or guarantors) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $200 million, which amount shall be permanently reduced by the amount of Net Available Cash from Asset Sales applied by the Company or any Restricted Subsidiary thereof to permanently repay any such Indebtedness, and not subsequently reinvested in Additional Assets, to the extent permitted pursuant to the covenant described under the caption “— Asset Sales,” and (y) the sum of $100 million and 30% of Adjusted Consolidated Net Tangible Assets, determined as of the date of the incurrence of such Indebtedness;

(2) Indebtedness of the Company or any Guarantor pursuant to the Notes (excluding any Additional Notes) and any Guarantee of the Notes;

(3) Indebtedness of the Company or any Guarantor outstanding on the date of the Indenture, and not otherwise referred to in this definition of Permitted Debt;

(4) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to a Restricted Subsidiary other than a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Company, or the Guarantee, in the case of a Guarantor; and

(b) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof (other than pursuant to a Credit Facility) and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5) guarantees by the Company or any Guarantor of any Indebtedness of the Company or any of its Restricted Subsidiaries that is permitted to be incurred under the Indenture;

(6) Indebtedness of the Company or any Restricted Subsidiary that constitutes: (a) obligations pursuant to Interest Rate Agreements not entered into for speculative purposes; (b) obligations under currency exchange contracts entered into in the ordinary course of business; and (c) obligations pursuant to hedging arrangements (including, without limitation, swaps, caps, floors, collars, options and similar agreements) entered into in the ordinary course of business for the purpose of protecting, on a net basis, against price risks, basis risks, or other risks encountered in the Oil and Gas Business;

(7) Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount pursuant to this clause (7) not to exceed the greater of (x) $25 million and (y) 2.5% of Adjusted Consolidated Net Tangible Assets outstanding at any time, determined as of the date of the incurrence of such Indebtedness;

(8) Indebtedness of the Company or any Restricted Subsidiary in connection with (a) one or more standby letters of credit issued by the Company or a Restricted Subsidiary in the ordinary course of business and (b) other letters of credit, surety, bid, performance, appeal or similar bonds, bankers’ acceptances, completion guarantees or similar instruments; provided that, in each case contemplated by this clause (8), upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (a) and (b), such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;

(9) Indebtedness of the Company or any Restricted Subsidiary that constitutes obligations relating to oil or gas balancing positions arising in the ordinary course of business;

(10) Indebtedness of the Company or any Guarantor provided that sufficient net proceeds thereof are promptly deposited to defease or satisfy all of the Notes as described below under “— Defeasance or Covenant Defeasance of Indenture” or “— Satisfaction and Discharge;”

(11) Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or a Restricted Subsidiary or Capital Stock of a Restricted Subsidiary;

(12) Permitted Refinancing Indebtedness of the Company or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, extend, substitute, refund, refinance or replace, any Indebtedness, including any Disqualified Stock, incurred pursuant to paragraph (a) of this covenant and clauses (2), (3) and this clause (12), of this paragraph (b) of this definition of “Permitted Debt”;

(13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and its Restricted Subsidiaries; and

(15) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (1) through (14) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time in the aggregate shall not exceed the greater of (x) $50 million and (y) 5.0% of Adjusted Consolidated Net Tangible Assets, determined as of the date of the incurrence of such Indebtedness.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types (or to divide such Indebtedness between two or more of such types); provided that Indebtedness under the Senior Credit Agreement, if any, which is in existence following the issuance of the Notes, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above or any other clause of paragraph (b) above.

Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Company.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.

Restricted Payments

(a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of the Company’s Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or options, warrants or other rights to acquire such Capital Stock;

(3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within one year of final maturity thereof;

(4) pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (i) to the Company or any of its Restricted Subsidiaries or any Guarantor or (ii) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(5) make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless

(1) immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an event of default under any Indebtedness of the Company or its Restricted Subsidiaries;

(2) immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions described under paragraph (a) of “— Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

(A) $35 million dollars, plus 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter beginning after the date of the Indenture and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received after the date of the Indenture by the Company either (i) as capital contributions in the form of common equity to the Company or (ii) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Disqualified Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Disqualified Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E) (i) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the amount received with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and (ii) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company’s interest in such Subsidiary at the time of such redesignation; and

(F) any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Company or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.

(b) Notwithstanding the foregoing, and in the case of clauses (2) through (10) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (10) being referred to as a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant, in which event such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a “Permitted Payment” for purposes of the calculation required by paragraph (a) of this covenant;

(2) the purchase, repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(B) of paragraph (a) of this covenant;

(3) the purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock shall be excluded from clause (3)(B) of paragraph (a) of this covenant;

(4) the purchase, repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Stock) through the substantially concurrent issuance of Permitted Refinancing Indebtedness;

(5) any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after the Company shall have complied with the provisions of the Indenture described under the caption “— Change of Control” or “— Asset Sales,” as the case may be, and repurchased all Notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(6) the repurchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company held by any current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees) pursuant to the terms of agreements (including employment agreements) or plans approved by the Company’s Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying Federal income tax obligations; provided that the aggregate amount of such repurchases, redemptions, retirements and acquisitions pursuant to this clause (6) will not, in the aggregate, exceed $2 million per fiscal year;

(7) loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $2 million outstanding at any one time, the proceeds of which are used solely (i) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (ii) to refinance loans, together with accrued interest thereon, made pursuant to item (i) of this clause (7);

(8) the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations or conversion of convertible or exchangeable securities of debt or equity issued by the Company;

(9) dividends on Disqualified Stock if such dividends are included in the calculation of Consolidated Interest Expense; and

(10) Restricted Payments not exceeding $25 million in the aggregate since the date of the Indenture.

In determining whether any Restricted Payment is permitted by the foregoing covenant, the Company may allocate or re-allocate all or any portion of such Restricted Payment among clauses (1) through (10) of the preceding paragraph (b) or among such clauses and paragraph (a) of this covenant, including the second set of clauses (1), (2) and (3) thereof; provided that at the time of such allocation or re-allocation all such Restricted Payments or allocated portions thereof, and all prior Restricted Payments would be permitted under the various provisions of the foregoing covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the transfer, incurrence or issuance of such non-cash Restricted Payment.

Transactions with Affiliates

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Transaction (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) involving aggregate consideration in excess of $2 million, unless such Transaction is entered into in good faith and in writing and

(1) such Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable Transaction in arm’s-length dealings with a party that is not an Affiliate of the Company,

(2) with respect to any Transaction involving aggregate value in excess of $20 million,

(a) the Company delivers an officers’ certificate to the Trustee certifying that such Transaction complies with clause (1) above, and

(b) such Transaction has been approved by a majority of the Disinterested Directors of the Board of Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(3) with respect to any Transaction involving aggregate value in excess of $50 million to the Company and its Restricted Subsidiaries, the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of Transaction for which an opinion is required stating that the Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided that this provision shall not apply to:

(i) employee benefit arrangements with any officer or director of the Company, including under any employment agreement, stock option or stock incentive plans, and customary indemnification arrangements with officers or directors of the Company, in each case entered into in the ordinary course of business,

(ii) the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate,

(iii) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $2 million outstanding at any one time,

(iv) any Restricted Payments or Permitted Payments made in compliance with “— Restricted Payments” above, or any Permitted Investment,

(v) any Transaction undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the Notes than those in effect on the Issue Date,

(vi) in the case of (1) contracts for (A) drilling or other oil-field services or supplies, (B) the sale, storage, gathering or transport of hydrocarbons or (C) the lease or rental of office or storage space or (2) other operation-type contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties or, if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s-length basis, as determined by the Board of Directors of the Company,

(vii) any Transaction with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person,

(viii) any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Company, and

(ix) any Transaction between the Company or any Restricted Subsidiary on the one hand and any Person deemed to be an Affiliate solely because one or more directors of such Person is also a director of the company or a Restricted Subsidiary, on the other hand; provided that such director or directors abstain from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the Transaction.

Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or incur, in order to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey, in order to secure any Indebtedness, any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the Indebtedness secured by such Lien.

Notwithstanding the foregoing, any Lien securing the Notes or a Guarantee granted pursuant to the immediately preceding paragraph shall be automatically and unconditionally released and discharged upon: (i) the release of all other Liens that require the grant of Liens to secure the Notes or Guarantees pursuant to the preceding paragraph, (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, (iii) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or

substantially all the assets of, any Restricted Subsidiary creating such Lien, or (iv) with respect to any Lien securing a Guarantee, the release of such Guarantee in accordance with the Indenture.

Asset Sales

(a) The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) (A) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties (including pursuant to asset swaps) or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Guarantor that made such Asset Sale (other than liabilities of a Guarantor that are by their terms subordinated to such Guarantor’s Guarantee) , in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”) or (B) the Fair Market Value of all forms of such consideration other than Permitted Consideration since the date of the Indenture does not exceed in the aggregate 10% of the Adjusted Consolidated Tangible Assets of the Company at the time when each determination is made.

(b) During the 365 days after the receipt by the Company or a Restricted Subsidiary of Net Available Cash from an Asset Sale, such Net Available Cash may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Pari Passu Indebtedness of the Company or a Restricted Subsidiary), to:

(1) repay (or cash-collateralize) Indebtedness of the Company under any Credit Facility (excluding (i) any Subordinated Indebtedness and (ii) any Indebtedness owed to the Company or an Affiliate of the Company);

(2) reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) or make capital expenditures in the Oil and Gas Business; or

(3) purchase Notes, or purchase or repay on a permanent basis other Indebtedness (excluding (i) any Subordinated Indebtedness and (ii) any Notes or other Indebtedness owed to the Company or an Affiliate of the Company).

provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with clause (2) of this paragraph (b) with respect to an Asset Sale if, within 365 days after such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or a binding agreement with respect to an expenditure or Investment, in compliance with such clause (2), and that expenditure or Investment is substantially completed within one year and six months after the date of such Asset Sale. Pending the final application of any such Net Available Cash, the Company may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Available Cash in any manner that is not prohibited by the Indenture.

(c) Any Net Available Cash from an Asset Sale not applied in accordance paragraph (b) above within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Company will be required to make an offer to purchase Notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds (the “Prepayment Offer”) at a purchase price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the Asset Sale Purchase Date (as defined in paragraph (d) below) in accordance with the procedures (including prorating in the event of over subscription) set forth in the Indenture, but, if the terms of any Pari Passu Indebtedness require that a Pari Passu Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Pari Passu Offer in accordance with the aggregate outstanding principal amounts of the Notes and such Pari Passu Indebtedness, and the aggregate principal amount of Notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph (c) and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in paragraph (d) below in accordance with the Indenture, the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

(d) Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an offer to purchase the Notes pursuant to paragraph (c) above, send a written Prepayment Offer notice, by first-class mail, to the Holders of the Notes (the “Prepayment Offer Notice”), with a copy to the Trustee, accompanied by such information regarding the Company and its Subsidiaries as the Company believes will enable such Holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

(1) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture;

(2) that any Note (or any portion thereof) accepted for payment (and duly paid on the Asset Sale Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Asset Sale Purchase Date;

(3) that any Notes (or portions thereof) not properly tendered will continue to accrue interest;

(4) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Asset Sale Purchase Date”);

(5) the amount of Excess Proceeds available to purchase Notes;

(6) a description of the procedure which Holders of Notes must follow in order to tender their Notes and the procedures that Holders of Notes must follow in order to withdraw an election to tender their Notes for payment; and

(7) all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Prepayment Offer.

(e) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Issuances of Guarantees by Restricted Subsidiaries

The Company will provide to the Trustee, on or prior to the 30th day after the date that (i) any Person becomes a direct or indirect domestic Restricted Subsidiary after the date of the Indenture, (ii) any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or (iii) any Restricted Subsidiary of the Company (which is not a Guarantor) becomes a guarantor or obligor in respect of any Indebtedness of the Company or any of the Restricted Subsidiaries in an aggregate principal amount exceeding $5 million, in each case, a supplemental indenture to the Indenture, executed by such Restricted Subsidiary, providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary of the Company’s obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture.

Notwithstanding the foregoing (i) no Foreign Subsidiary shall be required to execute any such supplemental indenture unless such Foreign Subsidiary has guaranteed other Indebtedness of the Company or of a Restricted Subsidiary that is not a Foreign Subsidiary, and (ii) no Restricted Subsidiary shall be required to execute any such supplemental indenture if the Consolidated Net Worth of such Restricted Subsidiary, together with the Consolidated Net Worth of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $5 million. To the extent the collective Consolidated Net Worth of the Company’s Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $5 million, the Company shall cause, within 30 days after such date, one or more of such Non-Guarantor Restricted Subsidiaries to similarly execute and deliver to the Trustee a supplemental indenture to the Indenture providing for a full and unconditional guarantee on a senior unsecured basis by such Restricted Subsidiary of the Company’s obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture, such that the collective Consolidated Net Worth of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $5 million.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to come into existence or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distribution on its Capital Stock to the Company or any other Restricted Subsidiary,

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(3) make loans or advances to the Company or any other Restricted Subsidiary or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

(b) However, paragraph (a) above will not prohibit any encumbrance or restriction created, existing or becoming effective under or by reason of:

(1) any agreement (including the Senior Credit Agreement) in effect on the date of the Indenture;

(2) any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(3) any agreement or instrument governing any Acquired Debt or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or subsidiaries of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

(4) any applicable law or any requirement of any regulatory body;

(5) the security documents evidencing any Liens securing obligations or Indebtedness or agreements relating to Capital Lease Obligations (provided that such Liens are otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” ) that limit the right of the debtor or lessee to dispose of the assets subject to such Liens;

(6) provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or restrictions in licenses relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property, provided that such encumbrances or restrictions do not materially impact the ability of the Company to permit payments on the Notes when due as required by the terms of the Indenture;

(7) asset sale agreements with respect to asset sales permitted to be made under the provisions of the covenant described above under the caption “— Asset Sales” that limit the transfer of such assets pending the closing of such sale;

(8) shareholders’, partnership, joint venture and similar agreements entered into in the ordinary course of business; provided that such encumbrances or restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership, joint venture or other entity; and provided further that such encumbrances and restrictions do not materially impact the ability of the Company to permit payments on the Notes when due as required by the terms of the Indenture;

(9) cash or other deposits, or net worth requirements or similar requirements, imposed by suppliers, landlords or customers under contracts entered into in the ordinary course of business;

(10) any other Credit Facility governing debt of the Company or any Guarantor, permitted to be incurred under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that such encumbrances or restrictions are not (in the view of the Board of Directors of the Company as expressed in a board resolution thereof) materially more restrictive, taken as a whole, than those contained in the Senior Credit Agreement as in effect on the date of the Indenture;

(11) restrictions of the nature described in clause (4) of the preceding paragraph (a) by reason of customary non-assignment provisions in contracts, agreements, licenses and leases entered into in the ordinary course of business; or

(12) any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (11), or in this clause (12); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

Sale Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale Leaseback Transaction; provided, that the Company or any of its Restricted Subsidiaries may enter into a Sale Leaseback Transaction if:

(1) the Company or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in paragraph (a) of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(2) the gross cash proceeds of such Sale Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale Leaseback Transaction; and

(3) the transfer of assets in such Sale Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale in compliance with, the covenant described above under the caption “— Asset Sales.”

Unrestricted Subsidiaries

The Board of Directors of the Company may designate after the Issue Date any Subsidiary as an Unrestricted Subsidiary under the Indenture (a “Designation”) only if:

(a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b) (x) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to paragraph (a) of “— Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s Board of Directors, or (y) the Designation Amount is less than $1,000;

(c) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(d) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

(e) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

In the event of any such Designation, the Company shall be deemed, for all purposes of the Indenture, to have made an Investment equal to the Designation Amount that constitutes a Restricted Payment pursuant to the covenant “— Restricted Payments.”

The Indenture also provides that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

(a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or enter into or become a party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary, the terms of which, together with the terms of all other agreements, contracts, arrangements and understandings with such Unrestricted Subsidiary, taken as a whole, in the good-faith judgment of the Board of Directors, are less favorable to the Company and its Restricted Subsidiaries than those that would be available in a comparable transaction in arm’s-length dealings with a party that is not an Affiliate of the Company; provided that this covenant shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under the Indenture, or

(b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b) all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Debt), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated

Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock.”

All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions of this covenant.

Payments for Consent

The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Lines of Business

Neither the Company nor any of its Restricted Subsidiaries will directly or indirectly engage in any line or lines of business activity other than that which is an Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and the Holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, within the time periods applicable to such filings for companies required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report thereon by the Company’s independent auditors.

The Company will be deemed to have furnished such reports to the Trustee and the holders of the Notes if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

The Company has agreed that, for so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, it will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Consolidation, Merger and Sale of Assets

The Company will not, in any Transaction, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto:

(1) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation, limited liability company or limited partnership (provided that in the event the Surviving Entity is a limited partnership, then a Subsidiary of the Surviving Entity that is a corporation or limited liability company shall execute a supplemental indenture pursuant to which it shall become a co-obligor of the Surviving Entity’s obligations under the Notes and the Indenture) duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Notes and the Indenture will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2) except in the case of a merger of the Company with or into a Guarantor, immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3) except in the case of a merger of the Company with or into a Guarantor, immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could on the first day following such four-quarter period incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(5) at the time of the transaction, if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of “— Certain Covenants — Liens” are complied with; and

(6) at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture.

Except as provided under the third paragraph under “Guarantees,” each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, (x) consolidate with or merge with or into any other Person (other than the Company or any other Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any other Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, in the case of clause (y) would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto:

(1) one of the following is true: (a) the Guarantor or the Company will be the continuing Person in the case of a consolidation or merger involving the Guarantor; or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) will be a corporation, limited liability company, limited liability partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture, and such Guarantee and the Indenture will remain in full force and effect; or (c) the Transaction, at the time thereof, is effected in compliance with the covenant described under “— Certain Covenants — Asset Sales,” to the extent applicable thereto;

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture;

provided that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with the Indenture.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, shall be discharged (other than in a transaction that results in the transfer of assets constituting or accounting for less than 95% of the Consolidated assets (as of the last balance sheet date available to the Company) of the Company or the Consolidated revenue of the Company (as of the last 12-month period for which financial statements are available)) from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be.

Notwithstanding the foregoing, the Company or any Guarantor may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company or Guarantor in another jurisdiction to realize tax or other benefits.

An assumption of the Company’s obligations under the Notes and the Indenture by such successor Person, the addition of a co-obligor under the Notes and the Indenture or an assumption of a Guarantor’s obligations under its Guarantee by such successor Person might be deemed for United States federal income tax purposes to be an exchange of the Notes for new Notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to such beneficial owners. Beneficial owners of the Notes should consult their own tax advisors regarding the tax consequences of any such assumption or addition of a co-obligor under the Notes.

Events of Default

An Event of Default will occur under the Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(3) there shall be a default in the performance or breach of the provisions described in “— Consolidation, Merger and Sale of Assets,” the Company shall have failed to make or consummate a Prepayment Offer in accordance with the provisions of “— Certain Covenants — Asset Sales,” or the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “Change of Control”;

(4) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or (3) above) and such default or breach shall continue for a period of 60 days (or 180 days in relation to the covenant described under “— Certain Covenants — Reports”) after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5) (a) any default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any other Significant Subsidiary then has outstanding Indebtedness in excess of $25 million when the same shall become due and payable in full and such default shall have continued after the giving of any applicable notice and the expiration of any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (5) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(6) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(7) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $25 million (excluding amounts covered by enforceable insurance policies issued by solvent insurance carriers), either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any other Significant Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding in accordance with applicable law upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or

(8) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

If an Event of Default (other than as specified in clause (8) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder of Notes. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default or Event of Default under the Indenture and its consequences, except a default or Event of Default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

If an Event of Default specified in clause (5) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default shall have been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness shall have been accelerated, the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered satisfactory indemnity to, the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company is required to notify the Trustee promptly after it becomes aware of the occurrence and continuance of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written certificate as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders

No director, officer, employee, member, limited partner or stockholder of the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company or the Restricted Subsidiaries under the Notes, the Indenture or the Guarantees to which they are a party, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes and the Guarantees discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture and the Guarantees shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Guarantees, except for

(1) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes from Funds in Trust (as defined below) when such payments are due,

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and

(4) the defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations, or a combination thereof (“Funds in Trust”), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or the applicable redemption date, if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);

(b) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders and beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (8) under the first paragraph under “— Events of Default” is concerned, at any time during the period ending on the 91st day after the date of deposit;

(e) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

(f) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(g) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditor of the Company or others;

(h) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(i) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(j) the Company will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when:

(a) either

(1) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation, or

(2) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(d) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

(e) the Company has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

Amendments and Waivers

Modifications, waivers and amendments of the Indenture may be made by the Company, each Guarantor, if any, any other obligor under the Notes, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that no such modification, waiver or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2) amend, change or modify, (a) after the obligation of the Company to make a Prepayment Offer with respect to an Asset Sale has arisen, in accordance with “— Certain Covenants — Asset Sales”, the obligation of the Company to make such Prepayment Offer or (b) the obligation of the Company, after the occurrence of a Change of Control, to make a Prepayment Offer in accordance with ‘‘— Change of Control”;

(3) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such amendment or supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(5) voluntarily release, other than in accordance with the Indenture, the Guarantee of any Guarantor; or

(6) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.

Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, any other obligor under the Notes and the Trustee may modify, supplement or amend the Indenture:

(1) to evidence the succession of another Person to the Company, a Guarantor, or any other obligor under the Notes, and the assumption by any such successor of the covenants of the Company, such Guarantor or such obligor in the Indenture and in the Notes and in any Guarantee in accordance with “— Consolidation, Merger and Sale of Assets”;

(2) to add to the covenants of the Company, any Guarantor or any other obligor under the Notes for the benefit of the holders of the Notes, to add Events of Default or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor under the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3) to cure any ambiguity, omission or mistake, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee;

(4) to make any provision with respect to matters or questions arising under the Indenture, the Notes or any Guarantee, provided that such provisions shall not adversely affect the interest of the holders of the Notes in any material respect;

(5) to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

(6) to release a Guarantor as provided in the Indenture;

(7) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(8) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee pursuant to the Indenture or otherwise;

(9) to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

(10) to comply with the rules of any applicable securities depositary;

(11) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(12) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(13) to conform the text of the Indenture, the Notes or the Guarantees to any provision of this “Description of Notes” to the extent that such text was intended to be a substantially verbatim recitation of the text of this “Description of Notes.”

Transfer and Exchange

A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder of Notes, among other things, to furnish appropriate endorsements and transfer document and the Company may require a holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes.

Governing Law

The Indenture, the Notes and any Guarantee are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

Wells Fargo Bank, N.A., the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.

The Indenture contains certain limitations provided in the Trust Indenture Act on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company or any Guarantor; provided that if it acquires any conflicting interest as defined in Trust Indenture Act it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee as provided in the Trust Indenture Act and the Indenture.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions and the rights of the Trustee. The Indenture provides that if an Event of Default occurs (which has not been cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care in their exercise of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form. The Notes initially will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Beneficial interests in the Global Notes may not be exchanged for Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company and the Guarantors take no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants or Indirect Participants.

DTC has also advised the Company that pursuant to procedures established by it (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants), or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Notes will be limited to such extent.

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interest in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Guarantors, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. None of the Company, the Guarantors or the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions, if applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such

Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Guarantors or the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, the Trustee, in turn, notifies participants of their right to withdraw their beneficial interests from the Global Note, and such participants elect to withdraw their beneficial interests; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same-Day Settlement and Payment

The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

“Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, regardless of whether incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Additional Assets” means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary or (iv) Permitted Business Investments.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(i) the sum of

(a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with (and deducting estimated production and development costs as required by) Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers,

(b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements,

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements, and

(d) the greater of (1) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated

Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements,

minus (ii) the sum of

(a) minority interests,

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries as estimated as of the effective date of the reserve report referred to in (i)(a) above,

(c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), and

(d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method to the successful efforts method or another method of accounting, Adjusted Consolidated Net Tangible Assets will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other properties, assets or rights of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term Asset Sale shall not include:

(A) any transfer of properties and assets that is governed by the provisions described under ‘‘— Consolidation, Merger and Sale of Assets,”

(B) any transfer of properties and assets that is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary in accordance with the terms of the Indenture,

(C) any transfer of properties, assets and rights that would be (i) a Restricted Payment that would be permitted to be made as a Restricted Payment, or (ii) a Permitted Investment,

(D) the disposition of Cash Equivalents, inventory, accounts receivable, surplus or obsolete equipment or other similar property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment),

(E) the abandonment, assignment, lease, sublease or farm-out of oil and gas properties, or the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business,

(F) the disposition of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person,

(G) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales (other than (i) Dollar Denominated Production Payments and (ii) incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary), shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 90 days after the acquisition of, the Property that is subject thereto,

(H) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property,

(I) the creation or incurrence of any Lien,

(J) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(K) any transfer of properties (in any transaction or series of related transactions) the Fair Market Value of which in the aggregate does not exceed $5 million,

(L) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties; provided that, at the time of such sale or other disposition, such properties do not have attributed to them any proved reserves, or

(M) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Indebtedness” in respect of a Sale Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Board of Directors” means:

(A) with respect to a corporation, the board of directors of such corporation or any committee thereof duly authorized to act on behalf of such board;

(B) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(C) with respect to a limited liability company, the board of directors or other governing body, and in the absence of the same the manager or board of managers or managing member or members or any controlling committee thereof; and

(D) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the overall profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2) deposits, time deposit accounts, certificates of deposit, money market deposits or acceptances of any financial institution having capital and surplus in excess of $500 million that is a member of the Federal Reserve System and whose senior unsecured debt either (a) is rated at least “A-1” by S&P and at least “P-1” by Moody’s, or (b) has a Thompson Bank Watch Rating of “B” or better,

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated in one of the two highest ratings categories by S&P and Moody’s,

(4) repurchase agreements and reverse repurchase agreements relating to Indebtedness of a type described in clause (1) above that are entered into with a financial institution described in clause (2) above and mature within 365 days from the date of acquisition, and

(5) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

“Change of Control” means the occurrence of any of the following events:

(1) the Company becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company (measured by voting power rather than the number of shares);

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

(3) the Company consolidates with or merges with or into any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A) the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving Person which is not Disqualified Stock or (2) cash, securities and other property (other than Capital Stock of the surviving Person) in an amount which could be paid by the Company as a Restricted Payment as described under “— Certain Covenants — Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under “— Certain Covenants — Restricted Payments”) and

(B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and

13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving Person; or

(4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger and Sale of Assets.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act and the Exchange Act, then the body performing such duties at such time.

“Company” means Brigham Exploration Company, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter Company shall mean such successor Person.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of

(a) without duplication, the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b) without duplication, Consolidated Interest Expense for such period,

in each case after giving pro-forma effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision) to, without duplication,

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3) in the case of Acquired Debt or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

provided that

(1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding for any part of the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate, and

(2) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise or other taxes accounted for as income taxes in accordance with GAAP) of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of

(a) the interest expense, less interest income, of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1) amortization of debt discount (excluding amortization of capitalized debt issuance costs),

(2) the net cash costs associated with Interest Rate Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, and

(5) accrued interest, plus

(b)(1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and

(2) all capitalized interest of such Person and its Restricted Subsidiaries plus

(c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under any other clause hereof, whether or not paid by such Person or its Restricted Subsidiaries, plus

(d) dividend payments of the Company with respect to Disqualified Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of the Company).

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(3) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(4) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of the Oil and Gas Business (excluding, without limitation, from the calculation of Consolidated Net Income (Loss) dispositions pursuant to Sale and Leaseback Transactions, but not excluding from such calculation transactions such as farmouts, sales of leasehold inventory, sales of undivided interests in drilling prospects, and sales or licenses of seismic data or other geological or geophysical data or interpretations thereof),

(5) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(6) any write-downs of non-current assets, provided that any ceiling limitation write-downs under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred,

(7) any cumulative effect of a change in accounting principles,

(8) any unrealized non-cash gains or losses on charges in respect of hedging obligations, including those resulting from the application of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,

(9) any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity-based awards, and

(10) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness.

“Consolidated Net Worth” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) the consolidated assets of the Person and its Restricted Subsidiaries minus (b) the consolidated liabilities of the Person and its Restricted Subsidiaries at that time.

“Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash charges of such Person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge (other than a charge for future obligations with respect to the abandonment or retirement of assets) that requires an accrual or reserve for cash charges for any future period).

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries (or Restricted Subsidiaries, as applicable) if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Credit Facility” means one or more debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or other financial assets to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or other financial assets), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than as a shareholder or employee of the Company) in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

“Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Offering” means an underwritten public offering or private placement of common stock (other than Disqualified Stock) of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Exchanged Properties” means Additional Assets received by the Company or a Restricted Subsidiary in a substantially concurrent purchase and sale, trade or exchange as a portion of the total consideration for other properties or assets.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $20 million shall be determined by the Board of Directors of the Company acting in good faith, in which event it shall be evidenced by a resolution of the Board of Directors, and any lesser Fair Market Value shall be determined by an officer of the Company acting in good faith.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and in each case is not a guarantor of Indebtedness under a Credit Facility.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect (i) with respect to periodic reporting requirements, from time to time, and (ii) otherwise, on the Issue Date.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, made primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the “Issuances of Guarantees by Restricted Subsidiaries” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Indebtedness” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business,

(4) all obligations under or in respect of currency exchange contracts, oil, gas or other hydrocarbon price hedging arrangements and Interest Rate Agreements of such Person (the amount of any such obligations to be equal at any time to the net termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

(5) all Capital Lease Obligations of such Person,

(6) the Attributable Indebtedness related to any Sale Leaseback Transaction,

(7) all Indebtedness referred to in clauses (1) through (6) above of other Persons, to the extent the payment of such Indebtedness is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(8) all Guaranteed Debt of such Person,

(9) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(10) Preferred Stock of any Restricted Subsidiary of the Company or any Guarantor, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

(11) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (10) above.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in clause (a) of “— Certain Covenants — Restricted Payments.”

“Investment Grade Rating” means BBB- or above, in the case of S&P (or its equivalent under any successor rating categories of S&P), Baa3 or above, in the case of Moody’s (or its equivalent under any successor rating categories of Moody’s) and the equivalent in respect of the rating categories of any Rating Agency substituted for S&P and Moody’s in accordance with the definition of Rating Agency.

“Issue Date” means the original issue date of the Notes under the Indenture.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement. Notwithstanding any other provisions of the Indenture, references herein to Liens allowed to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to allow Liens to exist upon any accessions, improvements or additions to such property, upon any contractual rights relating primarily to such Property, and upon any proceeds of such Property or of such accessions, improvements, additions or contractual rights.

“Liquid Securities” means securities that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 360 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 360 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “— Certain Covenants — Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Asset Sale Purchase Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Prepayment Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof).

“Net Available Cash” from an Asset Sale or Sale Leaseback Transaction means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (x) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale Leaseback Transaction and (y) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 360 days after such Asset Sale or Sale Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of:

(a) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale Leaseback Transaction,

(b) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale or Sale Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale Leaseback Transaction and

(d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale Leaseback Transaction and retained by the Company or any Restricted Subsidiary after such Asset Sale or Sale Leaseback Transaction;

provided that, if any consideration for an Asset Sale or Sale Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, or as a reserve in accordance with GAAP, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow or is released from such reserve.

“Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “— Certain Covenants — Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorneys’ fees, accountants’ fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (i) all current assets of the Company and its Restricted Subsidiaries, less (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in

Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP, provided that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of Interest Rate Agreements and hedging arrangements constituting Permitted Debt, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary and is designated by the Company as a Non-Guarantor Restricted Subsidiary, as evidenced by a resolution of the Board of Directors of the Company.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, servicing, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons or hydrocarbon properties and other related energy businesses.

“Oil and Gas Liens” means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for development shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; and (v) Liens on pipelines or pipeline facilities that arise by operation of law.

“Pari Passu Indebtedness” means any Indebtedness of the Company or a Guarantor that is pari passu in right of payment to the Notes or a Guarantee, as the case may be.

“Pari Passu Offer” means an offer by the Company or a Guarantor to purchase all or a portion of Pari Passu Indebtedness to the extent required by the indenture or other agreement or instrument pursuant to which such Pari Passu Indebtedness was issued.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations or Unrestricted Subsidiaries.

“Permitted Investment” means:

(1) Investments (i) in the Company, (ii) in any Restricted Subsidiary or (iii) any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2) Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5) and (6) of the definition of Permitted Debt;

(3) Investments in any of the Notes;

(4) Cash Equivalents;

(5) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

(6) Investments acquired by the Company or any Restricted Subsidiary in connection with an asset sale permitted under “— Certain Covenants — Asset Sales” to the extent such Investments are non- cash proceeds as permitted under such covenant;

(7) Investments in existence on the date of the Indenture;

(8) Investments acquired in exchange for the issuance of Capital Stock of the Company (other than Disqualified Stock);

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(10) relocation allowances for, and loans or advances to, employees of the Company in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries (including travel, entertainment and relocation expenses) in the aggregate amount outstanding at any one time of not more than $2 million;

(11) any Investments received in good faith in settlement or compromise of receivables or other obligations that were obtained in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(12) other Investments in the aggregate amount outstanding at any one time of up to the greater of (x) $25 million and (y) 5% of Adjusted Consolidated Net Tangible Assets, determined with respect to any Investment as of the date on which such Investment is made; provided that, if any Investment is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person later becomes a Restricted Subsidiary of the Company, such Investment shall be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary; and

(13) guarantees received with respect to any Permitted Investment listed above.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment, without regard to subsequent changes in value.

With respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses so that the entire Investment is a Permitted Investment.

“Permitted Lien” means:

(a) any Lien existing as of the date of the Indenture securing Indebtedness or obligations existing on the date of the Indenture and not otherwise referred to in this definition;

(b) any Lien securing Indebtedness under the Senior Credit Agreement or any successor Credit Facilities in each case incurred in compliance with the limitations in clause (1) of the definition of Permitted Debt;

(c) any Lien securing the Notes, the Guarantees and other obligations arising under the Indenture;

(d) any Lien in favor of the Company or a Restricted Subsidiary;

(e) any Lien arising by reason of:

(1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(2) taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;

(3) security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(4) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

(5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;

(7) operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(8) Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company; or

(9) normal depository or cash-management arrangements with banks;

(f) any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary; provided that such Lien only secures the assets acquired in connection with the transaction pursuant to which the Acquired Debt became an obligation of the Company or a Restricted Subsidiary;

(g) any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;

(h) any Lien securing Indebtedness permitted to be incurred pursuant to clause (6) or clause (8) of the definition of Permitted Debt, so long as none of such Indebtedness constitutes debt for borrowed money;

(i) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with the Indenture (pursuant to clause (7) of the definition of Permitted Debt) and which are incurred or assumed solely in connection with the acquisition, development or construction of real or personal, moveable or immovable property; provided that such Liens only extend to such acquired, developed or constructed property, such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto, and the incurrence of such Indebtedness is permitted by the “— Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant and such Lien is incurred not more than 90 days after the later of the acquisition or completion of development or construction of the property subject to such Lien;

(j) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(k) (1) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary or such merger or consolidation; provided further that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary and assets fixed or appurtenant thereto; and (2) Liens on property, assets or shares of capital stock existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries; provided that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired;

(l) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money;

(m) Liens on the Capital Stock of any Unrestricted Subsidiary to the extent securing Indebtedness of Unrestricted Subsidiaries;

(n) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (m) so long as no additional collateral is granted as security thereby;

(o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business; and

(p) in addition to the items referred to in clauses (a) through (o) above, Liens of the Company and its Restricted Subsidiaries to secure Indebtedness in an aggregate amount at any time outstanding which does not exceed the greater of $25 million and 5% of Adjusted Consolidated Net Tangible Assets, determined as of the later of the date of incurrence of such Indebtedness and the date of creation of such Lien.

Notwithstanding anything in clauses (a) through (o) of this definition, the term Permitted Liens does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than (i) Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 90 days after, the acquisition of the properties or assets that are subject thereto and (ii) Volumetric Production Payments that constitute Asset Sales.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, an overriding royalty, a net profits interest, a Production Payment (whether volumetric or dollar denominated), or a partnership or other interest, in each case in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the grantee or transferee thereof has recourse solely to such properties, reserves, production or proceeds of production (provided that such limitation of recourse shall not prevent the grantor or transferor or any other Person from incurring full-recourse obligations with respect to such properties and interests, reserves, production and proceeds, including without limitation the obligation to operate, maintain and/or develop such properties and interests and reserves, to market such production, to provide tax returns, reports or other information, or to warrant or indemnify for environmental, title or other matters customary in the Oil and Gas Business, but excluding guaranties or warranties of the amount of such production or the ultimate recovery of any investment in such properties or reserves). “Production Payments and Reserve Sales” also include any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company or any Restricted Subsidiary and any additions and accessions thereto, which are purchased or constructed by the Company or any Restricted Subsidiary at any time after the Notes are issued; provided that

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively, a “Purchase Money Security Agreement”) shall be entered into no later than 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired (together with any additions, accessions, and other related assets referred to in the last sentence of the above definition of Liens),

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions, improvements, and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

(3) either (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired (together with any additions, accessions, and other related assets referred to in the last sentence of the above definition of Liens).

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Stock.

“Rating Agencies” means (a) S&P and Moody’s or, (b) if S&P or Moody’s or both of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “Certain Covenants — Unrestricted Subsidiaries.”

“S&P” means Standard and Poor’s Ratings Services (or any successor to the rating agency business thereof).

“Sale Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of June 29, 2005, as heretofore amended, among BOG LP, as borrower thereunder, the Company and Brigham, Inc., as guarantors thereof, Bank of America, N.A., as administrative agent and as issuing lender, The Royal Bank of Scotland plc, as co-arranger and documentation agent, BNP Paribas, as co-arranger and syndication agent, Banc of America Securities LLC, as lead arranger and sole book manager, and the lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

“Subsidiary” of a Person means

(1) any corporation, association or other business entity more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, and

(2) any partnership (a) the sole general partner or the managing partner of which is such Person or a Subsidiary thereof or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trade Accounts Payable” means (a) accounts payable or other obligations of the Company or any Restricted Subsidiary created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services and (b) obligations arising under contracts for the exploration, development, drilling, completion and plugging and abandonment of wells or for the construction, repair or maintenance of related infrastructure or facilities.

“Transaction” means any transaction; provided that, if such transaction is part of a series of related transactions, “Transaction” refers to such related transactions as a whole.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “Certain Covenants — Unrestricted Subsidiaries.”

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate of the Company, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary, and

(2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the Notes.

“U.S. Government Obligations” means (i) securities that are (a) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof; and (ii) depositary receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (i) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depositary receipt.

“Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment and (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

Our Senior Credit Facility provides for revolving credit borrowings up to $200 million and matures July 2012. Subsequent to completion of our October 2009 equity offering, we repaid the entire $110 million balance outstanding under our Senior Credit Facility and both at year-end and as of the date of this prospectus had no amounts outstanding.

Our borrowing base is currently set at $110 million. Since the borrowing base for our Senior Credit Facility is redetermined at least semi-annually, the amount of borrowing capacity available to us under our Senior Credit Facility could fluctuate. In the event that the borrowing base is adjusted below the amount that we have borrowed, our access to further borrowings will be reduced, and we may not have the resources necessary to pay off the borrowing base deficiency and carry out our planned spending for exploration and development activities. See “Risk Factors — Availability under our Senior Credit Facility is based on a borrowing base which is subject to redetermination by our lenders. If our borrowing base is reduced, we may be required to repay amounts outstanding under our Senior Credit Facility.”

Borrowings under our Senior Credit Facility bear interest, at our election, at a base rate or a Eurodollar rate, plus in each case an applicable margin. These margins are reset quarterly and are subject to increase if the total amount borrowed under our Senior Credit Facility reaches certain percentages of the available borrowing base, as shown below:

	Eurodollar
	Rate	Base Rate
Percent of Borrowing Base Utilized	Advances	Advances(1)

< 25%	2.50%	1.50%
25% and < 50%	2.75%	1.75%
50% and < 75%	3.00%	2.00%
75% and < 90%	3.25%	2.25%
≥ 90%	3.50%	2.50%

(1)	Base rate is defined as for any day a fluctuating rate per annum equal to the highest of the following, in each case, to the extent determinable by the Administrative Agent: (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurodollar Rate with respect to Interest Periods of one month determined as of approximately 11:00 a.m. (London time) on such day plus 1.50% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

We are also required to pay a quarterly commitment fee on the average daily unused portion of the borrowing base. The commitment fees we pay are reset quarterly and are subject to change as the percentage of the available borrowing base that we utilize changes. The margins and commitment fees that we pay are as follows:

Annual
Percent of Borrowing Base Utilized	Commitment Fee

< 25%	0.500%
25% and < 50%	0.500%
50% and < 75%	0.500%
75% and < 90%	0.500%
≥ 90%	0.500%

Our primary operating subsidiary, Brigham Oil & Gas, L.P. is the borrower under our Senior Credit Facility and we and our other subsidiary are guarantors under the Senior Credit Facility. The borrowings under our revolving credit facility are secured by substantially all of our crude oil and natural gas properties and associated assets guaranteed by all of our current and certain of our future subsidiaries.

Additionally, our Senior Credit Facility contains customary restrictions and covenants which could potentially limit our flexibility to manage and fund our business. We were in compliance with all covenants associated with the 8.750% Senior Notes as of September 30, 2010.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the acquisition, ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary assumes that the outstanding notes and the exchange notes are held as capital assets (generally, property held for investment) and holders are investors who purchased the outstanding notes for cash upon their original issue at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any income tax treaty. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose “functional currency” is not the United States dollar;

•	certain former citizens or long-term residents of the United States;

•	foreign governments or international organizations;

•	persons that will hold the exchange notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code; or

•	partnerships (including any entity treated as a partnership for United States federal income tax purposes) or investors in such entities.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds exchange notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchange notes, you should consult your tax advisor.

THIS SUMMARY DOES NOT REPRESENT A DETAILED DESCRIPTION OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS THE EFFECTS OF ANY STATE, LOCAL OR NON- UNITED STATES TAX LAWS. IT IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER OF EXCHANGE NOTES. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION TO SUCH CIRCUMSTANCES OF THE UNITED STATES FEDERAL TAX LAWS AS WELL AS WITH RESPECT TO ANY TAX

CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of the exchange notes. Certain consequences to non-United States holders of the exchange notes are described under “Consequences to Non-United States Holders” below. “United States holder” means a beneficial owner of an exchange note for United States federal income tax purposes that is:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any political subdivision or state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust (i) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Exchange Offer

The exchange notes do not differ materially in kind or extent from the outstanding notes and, as a result, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you will not recognize taxable income, gain or loss on such exchange, your holding period for the exchange notes generally will include the holding period for the outstanding notes so exchanged, and your adjusted tax basis in the exchange notes generally will be the same as your adjusted tax basis in the outstanding notes so exchanged.

Payments of Interest

Stated interest on the exchange notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes.

Acquisition Premium, Amortizable Bond Premium

Generally, if a United States holder purchases an exchange note for an amount that exceeds the sum of all amounts payable on the exchange note after the purchase date other than stated interest, the exchange note will be considered to have been purchased at a premium. This premium may be amortized over the remaining term (or an applicable call date as discussed below) of the exchange note on a yield to maturity basis if the United States holder so elects. The amortizable bond premium is treated as an offset to interest income on the exchange note for United States federal income tax purposes. A United States holder who elects to amortize bond premium must reduce its tax basis in the exchange note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by the United States holder on or after the first day of the taxable year to which the election applies. We may redeem the exchange notes in certain circumstances as described in this prospectus under “Description of the Exchange Notes — Optional Redemption.” The amount of amortizable bond premium will be based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If an exchange note purchased at a premium is redeemed before its maturity and a

United States holder has elected to deduct the bond premium, the United States holder may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

If a United States holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss the United States holder would otherwise recognize on disposition of the exchange note.

Market Discount

The resale of exchange notes may be affected by the market discount provisions of the Code. If a United States holder purchases an exchange note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, the United States holder will be required to treat any principal payment on an exchange note, or any gain on its sale, exchange, retirement or other disposition as ordinary income to the extent of the accrued market discount that was not previously included in gross income. If the exchange note is disposed of in a non-taxable transaction (other than a non-recognition transaction described in Section 1276 of the Code), accrued market discount will be taxable to the United States holder as ordinary income as if the United States holder had sold the exchange note at its fair market value. In addition, the United States holder may be required to defer, until the maturity of an exchange note or its earlier disposition (including a non-taxable transaction other than a transaction described in Section 1276 of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or maintained to purchase or carry the exchange note. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the exchange note unless the United States holder elects to accrue market discount on a constant interest rate basis.

A United States holder may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by the United States holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If an election is made, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the exchange notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

Disposition of the Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes, you generally will recognize capital gain or loss equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest on the exchange notes that you have not previously included in income, which generally will be taxable as ordinary income); and

•	your adjusted tax basis in the exchange notes.

Your adjusted tax basis in an exchange note generally will equal the cost of the exchange note to you. Any gain or loss that is recognized on the disposition of the exchange notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the notes for more than one year. Long-term capital gains of individuals, estates and trusts generally are taxed at reduced rates. Your ability to deduct capital losses is subject to certain limitations.

New Legislation Relating to Net Investment Income

For taxable years beginning after December 31, 2012, newly-enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain United States individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property, less certain deductions. You should consult your own tax advisor with respect to the tax consequences of the new legislation described above.

Consequences to Non-United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States holder of exchange notes. The term “non-United States holder” means a beneficial owner of an exchange note that is an individual, corporation, estate or trust and that is not a United States holder.

United States Federal Withholding Tax

Under the “portfolio interest rule,” the payment to you of interest on an exchange note generally will not be subject to a 30% United States federal withholding tax provided that:

•	interest paid on the exchange notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own, under applicable attribution rules, 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership as provided in the Code and applicable Treasury regulations;

•	you are not a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code; and

•	either (1) you timely provide your name and address on an IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that you are not a United States person; or (2) you hold your notes through a bank, brokerage house, other financial institution or certain other intermediaries, and you and the intermediary each comply with the IRS certification requirements of applicable United States Treasury regulations. Special rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you timely provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that the interest paid on the exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a United States taxpayer identification number (“TIN”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of an exchange note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the exchange note is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be subject to United States federal income tax on such interest on a net income basis at regular graduated rates in generally the same manner as if you were a United States holder, unless you can claim an exemption under the benefit of an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to certain adjustments.

Generally, you will not be subject to United States federal income tax with respect to gain realized on the sale, exchange, redemption or other disposition of an exchange note unless:

•	the gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the United States), in which case you generally will be subject to United States federal income tax in the same manner as a United States person, and if you are a foreign corporation, you may incur a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your effectively connected earnings and profits, which will include such gain; or

•	in the case of a non-United States holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case you generally will be subject to United States federal income tax at a 30% rate on the gain, which may be offset by United States source capital losses.

Information Reporting and Backup Withholding

United States Holders

United States holders, unless otherwise exempt as noted below, will be subject to information reporting with respect to payments of principal, interest and the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note. Backup withholding may apply to payments of interest and to the gross proceeds from the sale, exchange, redemption or other disposition of a note if the United States holder:

•	fails to furnish its TIN on an IRS Form W-9 within a reasonable time after we request this information;

•	furnishes an incorrect TIN;

•	is informed by the IRS that it failed to report properly any interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement signed under penalty of perjury that the TIN provided is its correct number and that it is not subject to backup withholding.

Certain persons are exempt from information reporting and backup withholding, including corporations and financial institutions. Holders of the exchange notes should consult their tax advisors as to their qualification for exemption and the procedure for obtaining such exemption.

Non-United States Holders

Non-United States holders generally will not be subject to backup withholding with respect to payments of interest on the exchange notes if (a) we do not have actual knowledge or reason to know that the non-United States holder is a United States person and (b) such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Payments of interest, however, generally would be subject to reporting requirements.

Payments of the gross proceeds from the sale, exchange, redemption or other disposition of an exchange note effected by or through a United States office of a broker generally will be subject to backup withholding and information reporting unless the non-United States holder certifies as to its non-United States status on IRS Form W-8BEN or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the sale is effected outside the United States through a non-United States office of a non-United States broker and payment is not received in the United States.

However, information reporting generally will apply to a payment of disposition proceeds where the sale is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a non-United States holder or that the holder otherwise is entitled to an exemption, and the broker is:

•	a United States person;

•	a foreign person that derives 50% or more of its gross income for defined periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for United States federal income tax purposes; or

•	a foreign partnership (1) more than 50% of the capital or profits interest of which is owned by United States persons or (2) that is engaged in a United States trade or business.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the exchange notes will be allowed as a refund or a credit against that holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer (or such shorter period during which exchanging broker-dealer or initial purchaser is required by law to deliver a prospectus), it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any of such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer (or such shorter period during which exchanging broker-dealer or initial purchaser is required by law to deliver a prospectus), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Thompson & Knight LLP, Dallas, Texas has passed upon the validity of the exchange notes and guarantees and other legal matters, including the enforceability of the parties’ obligations, under the exchange notes and the guarantees.

EXPERTS

The consolidated financial statements of Brigham Exploration Company and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 and management’s assessment of the effectiveness of internal control as of December 31, 2009 have been incorporated by reference herein in and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Cawley, Gillespie & Associates, Inc., registered independent petroleum consultants, estimated our reserves as of December 31, 2009, 2008 and 2007 and the present value of the estimated future net revenues from those estimated reserves included in this document. These estimates are included in reliance upon their reports given upon their authority as experts on the matters covered by the summary reserve report.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, except for information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus. We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010;

•	Our Proxy Statement for our Annual Meeting of Stockholders filed on Schedule 14A on April 26, 2010;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, filed May 3, 2010, June 30, 2010, filed on August 6, 2010 and September 30, 2010 filed November 5; and

•	Our Current Reports on Form 8-K filed on March 15, 2010, April 12, 2010, May 28, 2010, June 3, 2010, August 10, 2010, September 13, 2010, September 16, 2010, September 20, 2010, October 1, 2010 and October 12, 2010.

We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to its effectiveness. We also incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until our offering is completed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
Attention: General Counsel
(512) 427-3300

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Brigham Exploration Company

In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, our Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, eliminates the personal liability of members of our Board of Directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the Delaware General Corporation Law) or (4) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the Delaware General Corporation Law, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that to the extent one of our directors or officers has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

We also have the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.

The Certificate of Incorporation provides that we will indemnify our officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of our officers or directors, or, at our request, as an officer, director, agent or employee of another business entity. The Certificate of Incorporation further provides that we may, by action of our Board of Directors, provide indemnification to our employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

The Bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

Each Indemnity Agreement between us and our executive officers provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the corporation or by third parties by reason of a person serving as one of our officers or directors.

(b) Brigham, Inc.

Pursuant to the provisions of Section 78.7502 of the Nevada General Corporation Law, Brigham, Inc. has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.

Under the Nevada General Corporation Law, Brigham, Inc. also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada General Corporation Law requires Nevada corporations to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s stockholders; its Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances, by independent legal counsel.

Brigham, Inc. also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.

To the extent a director or officer has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

In addition, unless otherwise provided in the Articles of Incorporation, Section 78.138 of the Nevada General Corporation Law eliminates the personal liability of directors and officers, to the corporation or stockholders, for damages resulting from their breach of fiduciary duties, unless such breach involved intentional misconduct, fraud or a knowing violation of the law. The Articles of Incorporation of Brigham, Inc. do not provide otherwise.

The Articles of Incorporation of Brigham, Inc. provide that Brigham, Inc. will indemnify its officers, directors, employees and agents to the fullest extent permitted by Nevada law.

The Bylaws of Brigham, Inc. provide that Brigham, Inc. can indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of its officers or directors, or, at its request, as an officer, director, agent or employee of another business entity. The Bylaws also further provide that Brigham, Inc. may provide indemnification to its employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

(c) Brigham Oil & Gas, L.P.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, permits Brigham Oil & Gas, L.P. to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws, agreements and insurance policies referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Registration Statement.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

iv. Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrants hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.

(j) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Brigham Exploration Company, Brigham, Inc. and Brigham Oil & Gas, L.P. have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 10th day of December, 2010.

BRIGHAM EXPLORATION COMPANY

By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Chief Financial Officer

BRIGHAM, INC.

By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Chief Financial Officer

BRIGHAM OIL & GAS, L.P.

By:	BRIGHAM, INC.,
Its general partner

By:	/s/ Eugene B. Shepherd, Jr.
Eugene B. Shepherd, Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Ben “Bud” M. Brigham and Eugene B. Shepherd, Jr., and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

BRIGHAM EXPLORATION COMPANY

Signature	Title	Date

/s/ Ben M. Brigham Ben M. Brigham	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	December 10, 2010

/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2010

/s/ David T. Brigham David T. Brigham	Director	December 10, 2010

/s/ Harold D. Carter Harold D. Carter	Director	December 10, 2010

/s/ Stephen C. Hurley Stephen C. Hurley	Director	December 10, 2010

/s/ Stephen P. Reynolds Stephen P. Reynolds	Director	December 10, 2010

/s/ Hobart A. Smith Hobart A. Smith	Director	December 10, 2010

/s/ Scott W. Tinker Scott W. Tinker	Director	December 10, 2010

BRIGHAM, INC., on behalf of itself and Brigham Oil & Gas, L.P. in its capacity as general partner of Brigham Oil & Gas, L.P.

Signature	Title	Date

/s/ Ben M. Brigham Ben M Brigham	President and Director (Principal Executive Officer)	December 10, 2010

/s/ Eugene B. Shepherd, Jr. Eugene B. Shepherd, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2010

/s/ David T. Brigham David T. Brigham	Executive Vice-President — Land and Administration and Director	December 10, 2010

INDEX TO EXHIBITS

4.1		Indenture, dated September 27, 2010, among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.17 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
4.2		Rule 144A 8 3/4% Senior Note due 2018 and Notation of Guarantee (filed as Exhibit 4.18 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
4.3		Regulation S 8 3/4% Senior Note due 2018 and Notation of Guarantee (filed as Exhibit 4.19 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
4.4		Registration Rights Agreement dated September 27, 2010, among the Company, the Guarantors and the Initial Purchasers (filed as Exhibit 4.20 to Brigham’s Current Report on Form 8-K filed October 1, 2010 and incorporated herein by reference)
5.1	*	Opinion of Thompson & Knight LLP
12.1	*	Statement regarding Ratio of Earnings to Fixed Charges
23.1	*	Consent of KPMG LLP
23.2	*	Consent of Thompson & Knight, LLP (contained within Exhibit 5.1 hereto)
23.3	*	Consent of Cawley Gillespie & Associates, Inc.
24	*	Powers of Attorney (included on the signature page hereto)
25.1	*	Statement of Eligibility of Trustee on Form T-1
99.1	*	Form of Letter of Transmittal
99.2	*	Form of Notice of Guaranteed Delivery
99.3	*	Form of Letter to DTC Participants
99.4	*	Form of Letter to Clients

*	Filed herewith